LOAN AGREEMENT

Dated as of September 19, 2005

among

ArvinMeritor Receivables Corporation, as Borrower,

ARVINMERITOR, INC., as initial Collection Agent,

THE LENDERS AND CO-AGENTS FROM TIME TO TIME PARTY HERETO,

and

SUNTRUST CAPITAL MARKETS, INC., as Administrative Agent

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7.1.12	Lock Box Account Agreements	36
7.1.13	Releases	36
7.1.14	Performance Undertaking	36
7.1.15	Othe
Section 7.2	All Advances	36
7.2.1	No Default, etc.	36
7.2.2	Borrowing Request, etc.	36
7.2.3	Commitment Termination Date	36
7.2.4	Accounts	37
ARTICLE VIII.	REPRESENTATIONS AND WARRANTIES	37
Section 8.1	Existence and Power	37
Section 8.2	Power and Authority; Due Authorization, Execution and Delivery	37
Section 8.3	No Conflict	37
Section 8.4	Governmental Authorization	37
Section 8.5	Actions, Suits	38
Section 8.6	Binding Effect	38
Section 8.7	Accuracy of Information	38
Section 8.8	Margin Regulations; Use of Proceeds	38
Section 8.9	Good Title	38
Section 8.10	Perfection	38
Section 8.11	Places of Business and Locations of Records	39
Section 8.12	Accounts	39
Section 8.13	No Material Adverse Effect	39
Section 8.14	Names	39
Section 8.15	Ownership of Borrower; No Subsidiaries	39
Section 8.16	Not a Holding Company or an Investment Company	39
Section 8.17	Compliance with Credit and Collection Policy	39
Section 8.18	Solvency	40
Section 8.19	Eligible Receivables	40
Section 8.20	Sales by Originators	40
ARTICLE IX.	COVENANTS OF BORROWER AND COLLECTION AGENT	40
Section 9.1	Affirmative Covenants	40
9.1.1	Compliance with Laws, Etc.	40
9.1.2	Preservation of Legal Existence	40
9.1.3	Performance and Compliance with Receivables	40
9.1.4	Credit and Collection Policy	40
9.1.5	Reporting Requirements	41
(a)	Financial Statements.	41
(b)	Monthly Reports and Borrowing Base Certificates.	41
(c)	Significant Events	42
(d)	Servicing Certificate	42
(e)	Procedures Review	42
(f)	Other	42
9.1.6	Use of Proceeds	42
9.1.7	Separate Legal Entity	43
9.1.8	Adverse Claims on Receivables	44
9.1.9	Further Assurances	44
9.1.10	Servicing	45

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9.1.11	Inspection	45
9.1.12	Cooperation	45
9.1.13	Facility	45
9.1.14	Accounts	46
Section 9.2	Negative Covenants	46
9.2.1	Sales, Liens, Etc	46
9.2.2	Mergers, Acquisitions, Sales, Subsidiaries, etc	46
9.2.3	Change in Business; Change in Credit and Collection Policy	47
9.2.4	Other Debt	47
9.2.5	Organizational Documents	47
9.2.6	Jurisdiction of Organization; Location of Records	47
9.2.7	Financing Statements	48
9.2.8	Business Restrictions	48
9.2.9	Other Agreements; Performance Undertaking	48
ARTICLE X.	SIGNIFICANT EVENTS AND THEIR EFFECT	48
Section 10.1	Events of Default	48
10.1.1	Non-Payment of Loans, Etc	48
10.1.2	Non-Compliance with Other Provisions	49
10.1.3	Breach of Representations and Warranties	49
10.1.4	Bankruptcy	49
10.1.5	Tax and ERISA Liens	49
Section 10.2	Amortization Events	49
10.2.1	Collection Agent Event of Default	49
10.2.2	Collateral Reporting	49
10.2.3	Borrowing Base Deficit	49
10.2.4	Default Ratio	50
10.2.5	Dilution Ratio	50
10.2.6	Delinquency Ratio	50
10.2.7	Accounts Receivable Turnover Ratio	50
10.2.8	Event of Default	50
10.2.9	Validity of Transaction Documents	50
10.2.10	Termination Date	50
10.2.11	Performance Undertaking	50
10.2.12	Change of Control	50
10.2.13	Judgments	50
Section 10.3	Effect of Significant Event.	51
10.3.1	Optional Termination	51
10.3.2	Automatic Termination	51
10.3.3	Notice to Rating Agencies	51
ARTICLE XI.	THE COLLECTION AGENT	51
Section 11.1	ArvinMeritor as Initial Collection Agent	51
Section 11.2	Certain Duties of the Collection Agent.	51
11.2.1	Authorization to Act as Borrower’s Agent	51
11.2.2	Collection Agent to Act as Collection Agent.	52
11.2.3	Collections.	54
11.2.4	Settlement	55
Section 11.3	Servicing Compensation	55
Section 11.4	Agreement Not to Resign	55

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v

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EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Borrowing Request
EXHIBIT B	Form of Lender Note
EXHIBIT C	Form of Monthly Report
EXHIBIT D	Form of Borrowing Base Certificate
EXHIBIT E	Form of Performance Undertaking
EXHIBIT F	Concentration Limits
SCHEDULE 8.12	Lock-Boxes and Lock-Box Accounts
SCHEDULE 9.1.5	Procedures Review Requirements
SCHEDULE 15.3	Notice Addresses

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LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of September 19, 2005, among:

(a)           ARVINMERITOR RECEIVABLES CORPORATION, a Delaware corporation (“Borrower”),

(b)           ARVINMERITOR, INC., an Indiana corporation (together with its successors, “ArvinMeritor”), in its capacity as the initial collection agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collection Agent”),

(c)           THREE PILLARS FUNDING LLC, a Delaware limited liability company (“Three Pillars”) and each of the other Persons listed on Annex A to this Agreement under the heading “Conduit Lender” (each, including Three Pillars, a “Conduit Lender”),

(d)           SUNTRUST BANK (“STB”) and each of the other Persons listed on Annex A to this Agreement under the heading “Committed Lender” (each, including STB, a “Committed Lender”),

(e)           SUNTRUST CAPITAL MARKETS, INC. (“STCM”), as agent and administrator for Three Pillars, STB and their respective successors and permitted assigns (in such capacity (together with its successors and assigns in such capacity, the “Three Pillars Agent”) and each of the other Persons listed on Annex A to this Agreement under the heading “Co-Agent” (each, including the Three Pillars Agent, a “Co-Agent”),

(f)            SUNTRUST CAPITAL MARKETS, INC., as administrative agent for the Conduit Lenders, the Committed Lenders and the Co-Agents (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

BACKGROUND

1.	Borrower desires that the Lenders (hereinafter defined) extend financing to Borrower.

2.            Each of the Lenders is willing to extend such financing on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1            Defined Terms. As used in this Agreement, (a) capitalized terms used and not otherwise defined in this Agreement or the exhibits hereto are used with the meanings attributed thereto in the Receivables Sale Agreement (hereinafter defined), and (b) the following terms have the following meanings:

“Accounts Receivable Turnover Ratio” means, on any date of determination, (a) the aggregate amount of Credit Sales during the 12 months ending on the most recent Calculation Date, divided by (b) the average month-end amount of the aggregate Unpaid Balance of Receivables during the 12 months ending on such Calculation Date.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Fee Letter” means that certain fee letter dated as of September 19, 2005 by and among Borrower and the Administrative Agent, as the same may be amended, restated and/or otherwise modified from time to time.

“Advance” means the Loans made on any given date.

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“Advance Rate” means the percentage equal to (a) 100% minus (b) the Reserve Percentage.

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Affected Party” means each of the Agents, the Lenders, the Support Providers, any permitted assignee of any of the foregoing, any holder of a participation interest in the rights and obligations of any of the foregoing, and any holding company of any Committed Lender.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (i) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person) or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of equity interests, by contract or otherwise; provided that (a) under no circumstance shall any Agent or any Lender be deemed to be an Affiliate of the Borrower or vice versa, and (b) Mazda Motor Corporation and its Subsidiaries shall not constitute “Affiliates” of Ford Motor Company and its Subsidiaries unless and until Ford Motor Company and its Subsidiaries are the “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than fifty percent (50%) of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person).

“Agents” means, collectively, the Administrative Agent and the Co-Agents.

“Aggregate Eligible Balance” means, on any date of determination, the aggregate Unpaid Balance of all Eligible Receivables at such time.

“Agreement” means this Loan Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Alternative Rate” means:

(a)           for any Interest Period while the LIBOR Rate is unavailable, an interest rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin,

(b)           for any Interest Period until the applicable Lender has received not less than three (3) Business Days’ prior notice that Borrower wishes to select a LIBOR Rate, an interest rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin, and

(c)           at all other times, an interest rate per annum equal to the sum of (i) the LIBOR Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

“Alternative Rate Loan” means any Loan that is not funded with Commercial Paper Notes, including, without limitation, any Loan from and after the time, if any, when the applicable Conduit Lender transfers such Loan, or borrows to finance such Loan, under its Liquidity Agreement.

“Amortization Event” means any of the events described in Section 10.2.

“Applicable Margin” has the meaning specified in the Co-Agents’ Fee Letter.

“ArvinMeritor” has the meaning set forth in the preamble to this Agreement.

“Authorized Officer” means the president, chief financial officer, treasurer, assistant treasurer or controller of any Person, and with respect to ArvinMeritor, means such officers and the Director of Capital Markets and the Senior Director of Capital Markets.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., as amended.

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“Base Rate” means, on any date of determination, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate, or (b) the Federal Funds Rate most recently determined by the applicable Co-Agent plus 0.50% per annum.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower’s Account” means account #1085265 at JPMorgan Chase Bank, N.A. in Chicago, Illinois, ABA # 021000021.

“Borrowing Base” means, on any date of determination, an amount equal to the product of (a) the Advance Rate times (b) the Net Receivables Balance as reflected in the most recent Monthly Report or Borrowing Base Certificate.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit D hereto, duly executed by an Authorized Officer of Collection Agent.

“Borrowing Base Deficit” means, on any date of determination, an amount equal to the excess, if any, of (a) the aggregate principal amount of all outstanding Advances at such time over (b) the Borrowing Base.

“Borrowing Request” means a notice in the form of Exhibit A specifying the date and amount of the requested Advance, each Group’s Funding Amount and, in the case of each Match-Funded Conduit, the duration of the requested CP Tranche Period.

“Broken Funding Costs” means:

(a) for any CP Loan (i) of any Pool-Funded Conduit which has its principal reduced without compliance by Borrower with the notice requirements hereunder, (ii) of any Match-Funded Conduit which has its principal reduced on any date other than the last day of the applicable CP Tranche Period and (iii) which is assigned by a Conduit Lender to its Liquidity Banks under its Liquidity Agreement or any other applicable Support Agreement, an amount equal to the excess, if any, of (A) the amount of interest that would have accrued at the Commercial Paper Rate during the remainder of the applicable Interest Periods or CP Tranche Periods for the Related Commercial Paper subsequent to the date of such reduction or assignment of the principal of such Loan if such reduction or assignment had not occurred, over (B) the sum of (1) to the extent all or a portion of such principal is allocated to another Loan, the amount of interest actually accrued during the remainder of such period on such principal for the new Loan, and (2) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated,

(b) for any CP Loan or LIBOR Loan not prepaid following delivery of any prepayment notice, the reasonable expenses, if any, actually incurred by the applicable Lenders following receipt of such prepayment notice and in connection therewith, and

(c) for any LIBOR Loan that is prepaid on a date other than the last day of its Interest Period, the excess, if any, of (A) the amount of interest that would have accrued at the LIBOR Rate during the remainder of the applicable Interest Periods subsequent to the date of such prepayment if such prepayment had not occurred, over (B) the sum of (1) to the extent all or a portion of such principal is allocated to another Loan, the amount of interest actually accrued during the remainder of such period on such principal for the new Loan, and (2) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated

All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which (a) commercial banks in New York, New York, and Atlanta, Georgia, are not authorized or required to be closed and The Depository Trust Company of New York is open for business, and (b) in the case of a Rate Setting Date for Loans bearing interest by reference to the LIBOR Rate, banks are open for business in London, England.

“Calculation Date” means the last day of each Calculation Period.

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“Calculation Period” means a fiscal month.

“Charge-Off” means a Receivable not previously deemed a Defaulted Receivable that is written-off or should, in accordance with the Credit and Collection Policy, be written-off.

“Closing Date” means September 19, 2005, the date of the first Advance hereunder.

“Co-Agents” has the meaning set forth in the preamble to this Agreement.

“Co-Agents’ Fee Letter” means that certain fee letter dated as of September 19, 2005 by and among ArvinMeritor, Borrower and the Co-Agents, as the same may be amended, restated and/or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.1(a).

“Collection Agent” means ArvinMeritor or any successor Collection Agent appointed as provided in Section 11.5.

“Collection Agent Event of Default” shall have the meaning specified in Section 11.7.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper Notes” means short-term promissory notes issued by any of the Conduit Lenders to fund its Loans or investments in receivables or other financial assets.

“Commercial Paper Rate” means:

(a)           For any CP Tranche Period of a Match-Funded Conduit, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which such Match-Funded Conduit’s Related Commercial Paper outstanding during such CP Tranche Period has been or may be sold by any placement agent or commercial paper dealer selected by the such Match-Funded Conduit’s administrator, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Related Commercial Paper, expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum;

(b)           For any CP Tranche Period of a Pool-Funded Conduit, the rate per annum that, when applied to the outstanding principal balance of such Pool-Funded Conduit’s Loans during such CP Tranche Period for the actual number of days elapsed on a 360-day year basis would equate to such Pool-Funded Conduit’s CP Costs for such CP Tranche Period.

“Commitment” means, as to each Committed Lender, its commitment to make Loans to Borrower in an aggregate principal amount at any one time outstanding not exceeding the amount set forth below its signature to this Agreement.

“Commitment Termination Date” means, with respect to the Committed Lenders, the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of any termination of the Committed Lenders’ Commitments pursuant to Section 2.5, and (iii) the effective date on which the Committed Lenders’ Commitments are terminated pursuant to Section 10.3, and (iv) the Liquidity Termination Date of any Conduit Lender.

“Committed Lenders” has the meaning set forth in the preamble to this Agreement.

“Concentration Limit” has the meaning set forth in Exhibit F hereto.

“Conduit Lenders” has the meaning set forth in the preamble to this Agreement.

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“Contract” means either (i) a written agreement between an Originator and an Obligor, or (ii) an invoice issued by an Originator to an Obligor, in either of the foregoing cases, pursuant to which such Obligor is obligated to pay for goods, merchandise and/or services.

“Covered Taxes” means Taxes other than Excluded Taxes.

“CP Costs” means, for each Pool-Funded Conduit for each day, the sum of (i) discount or interest accrued on its Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of its placement agents and Commercial Paper Note dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other reasonable costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by its Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with its Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any investment of such Pool-Funded Conduit pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing net costs, if Borrower shall request any Loan during any period of time determined by such Pool-Funded Conduit Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Loan, the principal associated with any such Loan shall, during such period, be deemed to be funded by such Pool-Funded Conduit in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining CP Costs applicable to such Loan.

“CP Loan” means a Loan made by a Conduit Lender at any time it is funded or maintained with the proceeds of Commercial Paper Notes.

“CP Tranche Period” means:

(a)           with respect to each Match-Funded Conduit’s CP Loans, a period of days from 1 Business Day up to the number of days necessary to extend such period to include the next Distribution Date, commencing on a Business Day which period is either (i) requested by Borrower and agreed to by such Conduit Lender or its Co-Agent or (ii) in the absence of such request and agreement, selected by such Conduit Lender or its Co-Agent (it being understood that the goal shall be to select a period which ends on or as close to the next Distribution Date as possible), and

(b)           with respect to each Pool-Funded Conduit, each month (or portion thereof) ending on a Distribution Date, during which such Pool-Funded Conduit has any outstanding CP Loan hereunder.

“Credit and Collection Policy” means, with respect to any Receivable, the finance policy delivered to the Administrative Agent prior to the Closing Date, as modified from time to time in accordance with the terms of this Agreement.

“Credit Sales” means, for any period of determination, the aggregate amount of Receivables originated by all Originators during such period.

“Days Sales Outstanding Ratio” means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the most recent Calculation Period.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade

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obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements, (viii) all obligations arising in connection with a sale or other transfer of any of such Person’s financial assets which are, or are intended to be, classified as loans for federal tax purposes, (ix) all Debt referred to in clauses (i) through (viii) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, and (x) all Debt referred to in clauses (i) through (viii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Deemed Collection” means any Collection deemed to have been collected pursuant to Section 3.2 of the Receivables Sale Agreement.

“Default Rate” means the sum of (i) the Base Rate applicable from time to time, plus (ii) 2.00% per annum.

“Default Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the sum (without double counting) of (i) the Unpaid Balance of Receivables that became Defaulted Receivables during the Calculation Period ending on such Calculation Date, plus (ii) the Unpaid Balance of Receivables that became Charge-Offs during the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 3 months prior to beginning of the Calculation Period ending on such Calculation Date.

“Defaulted Receivable” means, as of any date of determination, any Receivable (i) which has been or should have been charged-off or deemed uncollectible in accordance with the Credit and Collection Policy after taking a reasonable time to apply Collections received to applicable invoices and reconcile the amount of such Receivable, (ii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 61 days or more past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable or (iii) unless each of the Agents in its sole discretion has otherwise agreed, as to which the Obligor thereon has suffered an Event of Bankruptcy.

“Delinquency Ratio” means, as of any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date, by dividing (a) the aggregate Unpaid Balance of Receivables as to which, as of such Calculation Date, any payment, or part thereof, remains unpaid for 61 or more days past the original due date for such payment by (b) an amount equal to the aggregate Unpaid Balance of all Receivables as of such Calculation Date.

“Demand Loan” means a loan made by Borrower to ArvinMeritor at a market rate of interest that is payable on demand and is not evidenced by a promissory note or other instrument.

“Dilution Horizon Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) an amount equal to the sum of (i) Credit Sales for the Calculation Period ending on such Calculation Date plus (ii) 66-2/3% of the Credit Sales for the Calculation Period immediately preceding the Calculation Period described in clause (i) by (b) an amount equal to the Net Receivables Balance as of such Calculation Date.

“Dilution Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Dilutions for the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending two (2) months prior to such date of determination.

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“Dilution Reserve” means, on any date of determination, the product computed as of the most recent Calculation Date, of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio plus (ii) the product of (x) the positive difference, if any, between (1) the Dilution Spike Rate less (2) the Expected Dilution Ratio times (y) a ratio computed by dividing (1) the Dilution Spike Rate by (2) the Expected Dilution Ratio times (b) the Dilution Horizon Ratio.

“Dilution Spike Rate” means, on any date of determination, the highest 2-month average Dilution Ratio over the 12-month period ending on the most recent Calculation Date.

“Dilutions” means, for any period of determination, the aggregate amount of returns, allowances, net credits and any other non-cash reductions to the Credit Sales during such period; provided, that “Dilutions” shall not include any write-down, reserve or other reduction due to a Receivable subsequently becoming a Defaulted Receivable or otherwise bearing on the uncollectability of such Receivable on account of the insolvency, bankruptcy, lack of credit worthiness or financial inability to pay of the applicable Obligor.

“Distribution Date” means the second Business Day after each Monthly Reporting Date.

“Documents” means all documentation relating to the Receivables including, without limitation, the Contracts, billing statements and computer records and programs.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Receivable” means each Receivable that meets the following criteria:

(a)           that was created by an Originator (i) in compliance, in all material respects, with its Credit and Collection Policy and (ii) in the ordinary course of its business;

(b)           that was documented in all material respects in compliance with the applicable Originator’s standard administration and documentation policies and procedures, is evidenced by a purchase order and a conforming invoice or conforming notice of shipment;

(c)	which is not a Defaulted Receivable;

(d)           as to which, at the time of the sale or contribution of such Receivable to Borrower, the applicable Originator was the sole owner thereof and had good and marketable title thereto, free and clear of all Adverse Claims, and which was sold or contributed to Borrower pursuant to the Receivables Sale Agreement free and clear of all Adverse Claims other than in favor of the Administrative Agent for the benefit of the Secured Parties;

(e)           the assignment of which by the applicable Originator to the Borrower pursuant to the Receivables Sale Agreement does not contravene or conflict in any material respect with any applicable law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and that does not contain an enforceable prohibition on sale or assignment or an enforceable provision requiring consent of the Obligor prior to sale or assignment;

(f)            which is denominated and payable in Dollars and is only payable in the United States of America;

(h)           the Obligor of which is not (i) an officer, director or Affiliate of any Originator or Borrower, or (ii) a Governmental Authority;

(i)            which is not owing from an Obligor as to which more than 25% of the aggregate Outstanding Balance of all Receivables owing from such Obligor remains unpaid for 91 or more days past the original due date for such payment;

(j)            that is in full force and effect and constitutes the legally valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms and is not subject to any dispute, right of rescission, recoupment, set-off (inclusive of potential recoupment or set-off by outstanding credit memo in favor of the applicable Obligor), counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against

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the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or goods returned in accordance with the terms of the Contract);

(k)           that does not contravene in any material respect any applicable requirements of law (including without limitation all laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, fair debt collection practices and privacy) and which complies in all material respects with all applicable requirements of law and with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the related Originator in connection with the creation or the execution, delivery and performance of such Receivable, have been duly obtained, effected or given and are in full force and effect;

(l)            as to which each of Borrower’s ownership interest and the Administrative Agent’s (for the benefit of the Secured Parties) first priority security interest in such Receivable has been perfected under the applicable Uniform Commercial Code and other applicable laws;

(m)          as to which the Collection Agent or a sub-Collection Agent appointed pursuant to Section 11.2.2(c) is in possession of the related Receivable File;

(n)           which provides for repayment in full of the Unpaid Balance thereof within 120 days of the date of the creation thereof;

(o)           the terms of which have not been modified or waived except as permitted under the Credit and Collection Policy and this Agreement;

(p)           which constitutes an “account” or a “payment intangible” under and as defined in Article 9 of the Uniform Commercial Code of all applicable jurisdictions;

(q)           as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor; or

(r)	is not a tooling receivable.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)           a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and, solely in the case of Borrower, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)           such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to authorize any of the foregoing.

“Event of Default” means any of the events described in Section 10.1.

“Excess Concentration Amount” means, on any date of determination, with respect to each Concentration Limit, the amount, if any, by which the Aggregate Eligible Balance for the applicable group of

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Eligible Receivables covered by such Concentration Limit exceeds the limit therefore set forth in the definition of “Concentration Limit”.

“Excluded Taxes” means, in the case of any Indemnified Party, taxes imposed on its overall net income, and franchise taxes and branch profit taxes based on net income, imposed on it by any jurisdiction.

“Expected Dilution Ratio” means, on any date of determination, the rolling twelve-month average Dilution Ratio for the 12-month period ending on the most recent Calculation Date.

“Facility Limit” means $250,000,000.

“Federal Funds Rate” means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If, at the time of calculation, such rate for any relevant day, is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publications, published by the Federal Reserve Bank of Atlanta (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If, at the time of calculation, the appropriate rate for any relevant day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the applicable Co-Agent.

“Fee Letters” means (a) the Co-Agents’ Fee Letter, and (b) the Administrative Agent’s Fee Letter.

“Fees” means all fees and other amounts payable by Borrower to any of the Agents or the Lenders pursuant to a Fee Letter.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fitch” means Fitch, Inc., and any successor thereto.

“Funding Amount” has the meaning set forth in Section 2.1(a).

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government including any authority or other quasi-governmental entity established to perform any of such functions.

“Group” means, collectively, each Conduit Lender and its Committed Lenders. Each Group shall be named after its Conduit Lender, e.g., the Three Pillars Group.

“Group Percentage” means, as to each Group, the ratio (expressed as a percentage) which the aggregate Commitments of all Committed Lenders in such Group bear to the aggregate Commitments of all Committed Lenders in all Groups.

“Incipient Bankruptcy” means that any of the Agents shall have been informed by Borrower, Collection Agent or any of their Affiliates or shall have otherwise reasonably determined that Borrower or Collection Agent is about to commence or to become the subject of a case or proceeding of the type described in the definition of “Event of Bankruptcy.”

“Indemnified Amounts” has the meaning set forth in Section 14.1.

“Indemnified Party” has the meaning set forth in Section 14.1.

“Interest Period” means:

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(a)	with respect to any CP Loan, its CP Tranche Period;

(b)           with respect to any Alternative Rate Loan: (i) initially, the period commencing on the date of the initial funding of such Loan by a Committed Lender, Liquidity Bank or STB, as the case may be, and ending on (but excluding) the Business Day immediately preceding the next following Distribution Date, and (ii) thereafter, each period commencing on (and including) the Business Day immediately preceding a Distribution Date and ending on (but excluding) the Business Day immediately preceding the next following Distribution Date;

provided, however, that if any Interest Period for any Loan that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by the applicable Co-Agent.

“Lender Note” has the meaning set forth in Section 2.6.

“Lender Percentage” means, as to any Committed Lender, the ratio (expressed as a percentage) of such Committed Lender’s Commitment to the aggregate Commitments of all Committed Lenders in the same Group.

“Lenders” means, collectively, the Conduit Lenders and the Committed Lenders and “Lender” means anyone of them.

“Level I Special Obligor” has the meaning set forth in Exhibit F hereto.

“Level II Special Obligor” has the meaning set forth in Exhibit F hereto.

“Level III Special Obligor” has the meaning set forth in Exhibit F hereto.

“LIBOR Loan” means a Loan made by a Committed Lender at any time it bears interest at a LIBOR Rate.

“LIBOR Rate” means, for any Interest Period, the rate per annum on the Rate Setting Day of such Interest Period shown on page 3750 of Telerate or any successor page as the composite offered rate for London interbank deposits for one month, as shown under the heading “USD” as of 11:00 a.m. (London time); provided that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by the applicable Co-Agent at approximately 11:00 a.m. (London time) on the Rate Setting Day to prime banks in the London interbank market for a one month.

“Liquidity Agreement” means any agreement entered into by a Conduit Lender and various financial institutions providing for the sale by such Conduit Lender of its Loans (or interests therein), or the making of loans or other extensions of credit to such Conduit Lender secured by security interests in such Conduit Lender’s Loans (or portions thereof), to support all or part of such Conduit Lender’s payment obligations under its Commercial Paper Notes or to provide an alternate means of funding such Conduit Lender’s investments in accounts receivable or other financial assets, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Liquidity Bank” means STB and any other financial institution (other than a Conduit Lender or a Co-Agent in its capacity as an agent) now or hereafter party to a Liquidity Agreement.

“Liquidity Termination Date” means, with respect to each of the Conduit Lenders, the earlier to occur of (a) September 29, 2006, as such date may be extended from time to time by such Conduit Lender’s Liquidity Banks in accordance with its Liquidity Agreement, and (b) the occurrence of an Event of Bankruptcy with respect to such Conduit Lender.

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“Loan” means each revolving loan made on a given date at a given rate by a Lender to Borrower pursuant to this Agreement.

“Lock-Box” means a postal box maintained on behalf of Borrower or the Collection Agent for the purpose of receiving checks and money orders constituting Collections of the Receivables.

“Lock-Box Account” means any of those bank accounts described on Schedule 8.12 hereto and any additional or replacement account to which Mail Payments, wire transfers, SWIFT, ACH or other electronic payments are deposited for clearing.

“Lock-Box Account Agreement” means an agreement among an Originator, Borrower, the Administrative Agent and the bank holding any Lock-Box Account, in a form reasonably acceptable to the Agents.

“Loss Horizon Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (A) the sum of (i) Credit Sales for such Calculation Period plus (ii) Credit Sales for the immediately preceding Calculation Period plus (iii) Credit Sales for the second (2nd) immediately preceding Calculation Period plus (iv) the product of: (x) the sum of (a) the Weighted Average Credit Percentage, plus (b) .25, multiplied by (y) Credit Sales for the third (3rd) immediately preceding Calculation Period by (B) the Net Receivables Balance as of the most recent Calculation Date.

“Loss Reserve” means, on any date of determination, the product of (i) the highest rolling 3-month average Default Ratio over the 12 months ending with the most recent Calculation Period, (ii) the Loss Horizon Ratio as of the most recent Calculation Date, and (iii) the Stress Factor.

“Mail Payments” has the meaning specified in Section 11.2.3(a).

“Match-Funded Conduit” means Three Pillars, unless and until it gives written notice to the Borrower that it plans to begin pool-funding its investments.

“Material Adverse Effect” means a material adverse effect on (a) on the business, financial condition, results of operations or prospects of (i) ArvinMeritor and its Subsidiaries taken as a whole, or (ii) Borrower, (b) the ability of Borrower or ArvinMeritor to perform its respective obligations under this Agreement or any other Transaction Document to which it is a party, (c) the legality, validity or enforceability of the Agreement or any other Transaction Document, (d) the existence, validity, perfection or priority of (i) the Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Collateral, or (ii) Borrower’s ownership interest in the Receivables; or (e) the validity, enforceability or collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Debt” means any Debt in excess of $35,000,000 in aggregate principal amount.

“Monthly Report” means a report, substantially in the form of Exhibit C or in such other form acceptable to the Co-Agents, prepared by Collection Agent as of the most recent Calculation Date and signed by an Authorized Officer of Collection Agent.

“Monthly Reporting Date” means the 17th day of each month hereafter (or, if any such date is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Receivables Balance” means, on any date of determination, (i) the Aggregate Eligible Balance, minus (ii) the Excess Concentration Amount for all Obligors.

“Obligations” means all obligations (monetary or otherwise) of Borrower to any of the Secured Parties and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, any Lender Note and each other Transaction Document, in each case, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligor” means, with respect to any Receivable, each Person obligated to make payments with respect to such Receivable, including any guarantor thereof.

“Originator(s)” has the meaning specified in the Receivables Sale Agreement.

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“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Performance Guarantor” means ArvinMeritor.

“Performance Undertaking” means a Performance Undertaking in the form of Exhibit E hereto, duly executed by the Performance Guarantor in favor of Borrower.

“Permitted Investment” means, at any time:

(a)           marketable obligations issued by, or the full and timely payment of which is directly and fully guaranteed or insured by, the United States government or any other government with an equivalent rating, or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government or such other equivalently rated government, as the case may be, but excluding any securities which are derivatives of such obligations;

(b)           time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (i) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (c) below (or equivalent rating from the Rating Agencies) or (ii) is set forth in a list (which may be updated from time to time) (A) approved by the Agents and (B) with respect to which a written statement has been obtained from each of the applicable Rating Agencies to the effect that the rating of the Commercial Paper Notes rated by them will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

(c)           commercial paper which is (i) rated at least as high as the Commercial Paper Notes by the Rating Agencies, or (ii) set forth in a list (which may be updated from time to time) (A) approved by the Agents and (B) with respect to which a written statement has been obtained from each of the applicable Rating Agencies to the effect that the rating of the Commercial Paper Notes rated by them will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

(d)           secured repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above; and

(e)           freely redeemable shares in (i) money market or similar funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (a) through (d) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth below, which are rated at least “AAm” or “AAmg” or their equivalent by both S&P and Moody’s, provided that there is no “r-highlighter” affixed to such rating, and (ii) the money market fund called Nations Cash Reserves, so long as Nations Cash Reserves continues to buy only “first tier” securities as defined by Rule 2a-7 of the Investment Company Act of 1940.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Pooled Commercial Paper” means Commercial Paper Notes of a Pool-Funded Conduit subject to any particular pooling arrangement by such Pool-Funded Conduit, but excluding Commercial Paper Notes issued by such Pool-Funded Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Pool-Funded Conduit.

“Pool-Funded Conduit” means any Conduit Lender that is not a Match-Funded Conduit.

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“Prime Rate” means as of any date of determination, the rate of interest most recently announced in the Wall Street Journal as the “prime rate.”

“Procedures Review” means a report of independent consultants or certified public accountants selected by the Agents which satisfies the requirements set forth on Schedule 9.1.5.

“Program Documents” means, as to each of the Conduit Lenders, its Support Agreements, the documents under which the applicable Co-Agent performs its obligations with respect to such Conduit Lender’s commercial paper program and the other documents to be executed and delivered in connection therewith, as amended, supplemented, restated or otherwise modified from time to time.

“Rate Setting Day” means, for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period. In the event such day is not a Business Day, then the Rate Setting Day shall be the immediately preceding Business Day.

“Rating Agency” means (a) S&P, (b) Moody’s, and (c) solely to the extent it is rating any of the Commercial Paper Notes of any Conduit Lender, Fitch.

“Receivable” means all indebtedness and other obligations owed to an Originator at the times it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising from the sale of goods or the provision of services by such Originator and further includes, without limitation, the applicable Obligor’s obligation to pay any Finance Charges, freight charges and other obligations of such Obligor with respect thereto; provided, however, in no event shall indebtedness or obligations of Tower Automotive, Inc. or any of its subsidiaries to any Originator existing as of the Closing Date constitute “Receivables.” Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the Obligor or applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivable File” means with respect to a Receivable, (a) the Contract giving rise to the Receivable and other evidences of such Receivable including, without limitation, electronic files, tapes, discs, punch cards and related property and rights and (b) each UCC financing statement related thereto, if any.

“Receivables Sale Agreement” means the Second Amended and Restated Purchase and Sale Agreement dated as of September 19, 2005 between the Originators, as seller, and Borrower, as buyer, as further amended, supplemented, restated or otherwise modified from time to time with the prior written consent of each of the Agents.

“Regulatory Change” means, relative to any Affected Party:

(a)           any change in (or the adoption, implementation, change in the phase-in or change in the commencement of effectiveness of) any: (i) United States Federal or state law or foreign law applicable to such Affected Party, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above or requiring the consolidation of any Conduit Lender’s assets and liabilities with those of its Co-Agent;

(b)           any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above;

(c)           the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any

3

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Liquidity Bank under the Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Liquidity Bank or any related Affected Party; or

(d)           any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any GAAP or regulatory accounting principle applicable to such Affected Party requiring the consolidation, in whole or in part, of any Conduit Lender’s assets and/or liabilities, with those of its Co-Agent or any of its Liquidity Banks.

“Related Commercial Paper” means, for any period with respect to any Conduit Lender, any Commercial Paper Notes of such Conduit Lender issued or deemed issued for purposes of financing or maintaining any Loan by such Conduit Lender (including any discount, yield, or interest thereon) outstanding on any day during such period.

“Related Security” means, with respect to any Receivable, (a) all right, title and interest, but none of the obligations, of the applicable Originator, in, to and under other Adverse Claims and property subject to Adverse Claims from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, (b) all Uniform Commercial Code financing statements or similar instruments covering any collateral securing payment of such Receivable, (c) all guaranties, indemnities, insurance and other agreements (including the related Receivable File), supporting obligations, arrangements and other collateral of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise relating to such Receivable, (d) all right, title and interest, if any, of the Originator in any Lock-Box or Lock-Box Account, and (e) all other instruments and all rights under the documents in the Receivables File relating to such Receivables and all rights (but not obligations) relating to such Receivables.

“Required Co-Agents” means Co-Agents whose Groups have Group Percentages aggregating in excess of 66-2/3%.

“Requirements of Law” for any Person or any of its property shall mean the Organizational Documents of such Person or any of its property, and any statute, law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or businesses or to which such Person or any of its property or businesses is subject, whether federal, state or local.

“Reserve Floor” means, for any Calculation Period, the greater of (a) 21%, and (b) the product of (i) the Expected Dilution Ratio as of the most recent Calculation Date, times (ii) the Dilution Horizon Ratio as of the most recent Calculation Date.

“Reserve Percentage” means, for any Calculation Period, the percentage equal to the greater of (a) the sum of (i) the Loss Reserve, (ii) the Dilution Reserve, (iii) the Yield Reserve, and (iv) the Servicing Reserve, and (b) the Reserve Floor.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Scheduled Commitment Termination Date” means September 19, 2008, as extended from time to time by mutual agreement of the parties hereto.

“Secured Parties” means the Lenders, the Agents and the Indemnified Parties, and the successors and permitted assigns of each of the foregoing.

“Servicing Fee” means, as to any Calculation Period, the fee payable to the Collection Agent which, so long as ArvinMeritor or one of its Affiliates is the Collection Agent, shall be equal to the Servicing Fee Rate multiplied by the aggregate Unpaid Balance of the Receivables at the beginning of such Calculation Period. The Servicing Fee for any successor Collection Agent shall be equal to the fee reasonably agreed to by the Agents and such successor Collection Agent.

“Servicing Fee Rate” means 1.80% per annum.

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“Servicing Reserve” means, on any date of determination, the product of: (a) the highest Day Sales Outstanding Ratio during the 12 months ending with the most recent Calculation Period, (b) the Stress Factor, (c) 2.40%, and (d) 1/360.

“Significant Event” means any Amortization Event or Event of Default.

“Solvent” means with respect to any Person that as of the date of determination (i) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” means any Level I Special Obligor, Level II Special Obligor or Level III Special Obligor unless and until the Administrative Agent or the Required Co-Agents give(s) not less than five (5) Business Days’ notice to Borrower that it is revoking such Person’s special status.

“STB” has the meaning set forth in the preamble to this Agreement.

“STCM” has the meaning set forth in the preamble to this Agreement.

“Stress Factor” means 2.00.

“Subordinated Note(s)” the meaning specified in the Receivables Sale Agreement.

“Subsidiary” means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Support Agreement” means and includes any credit agreement, letter of credit, surety bond or other instrument or insurance policy pursuant to which any Conduit Lender receives credit enhancement or liquidity enhancement for the Related Commercial Paper or for its Commercial Paper Notes generally, including, without limitation, as to each Conduit Lender, its Liquidity Agreement.

“Support Provider” means and includes any entity now or hereafter extending credit or liquidity support or having a commitment to extend credit or liquidity support to or for the account of, or to make loans to or purchases from, a Conduit Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of a Conduit Lender, including, without limitation, as to each Conduit Lender, its Liquidity Banks.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities (including but not limited to interest and penalties) with respect to the foregoing, imposed by any Governmental Authority.

“Telerate Page 3750” shall mean the display designated as “Page 3750” on the Telerate Service (or such other page as may replace “Page 3750” on that service or another service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rate for Dollars).

“Three Pillars” has the meaning set forth in the preamble to this Agreement.

“Three Pillars Agent” has the meaning set forth in the preamble to this Agreement.

“Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Subordinated Notes, the Lender Notes, the Fee Letters, the Performance Undertaking and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this

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Agreement or the Receivables Sale Agreement (except Program Documents), as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unmatured Collection Agent Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Collection Agent Event of Default.

“Unmatured Significant Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Significant Event.

“Unpaid Balance” means, with respect to any Receivable, the sum (without duplication) of (a) the Outstanding Balance thereof, and (b) the aggregate amount required to repay in full all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Outstanding Balance.

“Weighted Average Credit Percentage” means, on any date of determination, the greater of (a) 0% and (b) the percentage determined pursuant to the following formula:

100% x	WACT -30
30

where:

WACT = the Weighted Average Credit Terms for the most recent month.

“Weighted Average Credit Terms” means, for any Calculation Date, the weighted average of payment terms granted in invoices for Receivables outstanding as of such date.

“Yield Reserve” means, on any date of determination, the product of (a) the highest Day Sales Outstanding Ratio during the 12 months ending with the most recent Calculation Period, (b) the Stress Factor, (c) the Prime Rate as in effect on the most recent Calculation Date and (d) 1/360.

Section 1.2	Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b)           Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c)           The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

Section 1.3            Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.

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Section 1.4            Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.5            Continuance of Significance Events. For the avoidance of doubt, from and after the time, if any, when an event becomes a Collection Agent Event of Default, an Amortization Event or an Event of Default, such event shall be deemed to be continuing until waived in writing in accordance with the provisions of this Agreement or until the circumstance which gave rise thereto ceases to exist.

ARTICLE II.

COMMITMENTS, BORROWING PROCEDURES AND LENDER NOTEs

Section 2.1            Commitments. On the terms and subject to the conditions set forth in this Agreement, from time to time prior to the Commitment Termination Date, Borrower may request Advances from the Lenders in accordance with Section 2.2. Upon receipt of each Borrowing Request:

(a)           Each of the Conduit Lenders may, in its sole discretion, make a Loan to Borrower in a principal amount equal to such Conduit Lender’s Group Percentage of the principal amount of the requested Advance (such Conduit Lender’s and its Group’s “Funding Amount”); and

(b)           In the event that any Conduit Lender declines to make its Loan to Borrower as part of any requested Advance, each of such Conduit Lender’s related Committed Lenders severally agrees to make a Loan to Borrower in a principal amount equal to its Lender Percentage of the applicable Conduit Lender’s Funding Amount;

provided, however, that the aggregate principal amount of all Advances from time to time outstanding hereunder shall not exceed the lesser of (x) the Facility Limit and (y) the Borrowing Base, and provided, further, that the aggregate principal amount of all Loans from time to time outstanding from any Group hereunder shall not exceed its Group Percentage of the lesser of (x) the Facility Limit and (y) the Borrowing Base. Within the limits of each Committed Lender’s Commitment and the Facility Limit, Borrower may borrow and (subject to Section 4.1(a)) prepay and reborrow under this Section 2.1.

Section 2.2            Borrowing Procedures. Borrower (or the Collection Agent on its behalf) may request an Advance hereunder by delivering a Borrowing Request to the Co-Agents not later than 2:00 p.m. (New York City time), two (2) Business Days prior to the proposed date of such borrowing (except that the Borrowing Request for the initial Advance may be delivered one (1) Business Day prior to the Closing Date; provided that, except for the week in which the initial Advance occurs, Borrower shall not request, and Lenders shall not make, Advances more than once per calendar week. Each Borrowing Request given by Borrower (or the Collection Agent on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on Borrower. Any request for an Advance also may be given by telephone, provided that it is promptly confirmed by facsimile transmission of a signed Borrowing Request or by electronic mail message attaching a portable data format or “.pdf” file containing an image of the signed Borrowing Request. Upon the Co-Agents’ receipt of each Borrowing Request, each of them shall promptly determine whether its Conduit Lender or its Committed Lender(s) will participate in funding the requested Advance.

Section 2.3            Funding. Subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Advance and the limitations set forth in Section 2.1, each Lender shall make the proceeds of its Loan comprising a portion of such requested Advance available to its Group’s Co-Agent in immediately available funds on the proposed date of borrowing. Upon receipt by a Co-Agent of such Loan proceeds, such Co-Agent will make such funds available to Borrower’s Account on such date. Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $1,000,000 per Group or in a larger integral multiple of $100,000 per Group.

Section 2.4            Representation and Warranty. Submission of each Borrowing Request shall automatically constitute a representation and warranty by Borrower to the Agents and the Lenders that on the date of such requested borrowing, the applicable conditions set forth in Article VII have been satisfied.

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Section 2.5            Voluntary Termination of Committed Lenders’ Commitments; Reduction of Facility Limit. Borrower may, in its sole discretion for any reason upon at least 10 Business Days’ prior written irrevocable notice to the Co-Agents, terminate the Committed Lenders’ several Commitments in whole, or, reduce the Facility Limit and the Commitments in part; provided, however that (a) each such partial reduction will be made ratably amongst the Groups and will be in a minimum amount of $5,000,000 per Group or a higher integral multiple of $1,000,000, (b) no such partial reduction shall reduce any Group’s Group Percentage of the Facility Limit below $50,000,000, (c) any partial reduction of the Facility Limit below the aggregate outstanding principal balance of the Advances must be accompanied by a prepayment of the Advances in an amount sufficient to eliminate such difference, (d) partial reductions may occur only on Distribution Dates, and (e) in connection with any partial reduction, Borrower, shall comply with Section 3.2(b) and Section 4.1(b).

Section 2.6            Notes. All Loans from the Lenders in a Group shall be evidenced by a single promissory grid note (each, as amended, modified, extended or replaced from time to time, a “Lender Note”) substantially in the form set forth in Exhibit B, with appropriate insertions, payable to the order of the applicable Co-Agent. Borrower hereby irrevocably authorizes each Co-Agent in connection with its Group’s Lender Note to make (or cause to be made) appropriate notations on the grid attached to such Lender Note (or on any continuation of such grid, or, in lieu of making notations on such grid or any continuation thereof, at such Co-Agent’s option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof, absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of Borrower.

ARTICLE III.

INTEREST, FEES, ETC.

Section 3.1            Interest Rates. Borrower hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full (or, in the case of a CP Loan, refinanced with an Alternative Rate Loan), as follows:

(a)           during each Interest Period applicable to a CP Loan, at a rate per annum equal to the sum of (i) the applicable Conduit Lender’s Commercial Paper Rate applicable to such Interest Period, plus (ii) the Applicable Margin;

(b)           during each Interest Period applicable to an Alternative Rate Loan, at a rate per annum equal to the Alternative Rate applicable to such Interest Period; and

(c)           notwithstanding the provisions of the preceding clauses (a) and (b), in the event that a Significant Event has occurred and is continuing, at a rate per annum equal to the Default Rate. After the date on which any principal amount of any Loan is due and payable (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3) or after any other monetary Obligation of Borrower arising under this Agreement shall become due and payable, Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest) interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate.

No provision of this Agreement or any Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

Section 3.2            Interest Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a)           on each Distribution Date prior to the Commitment Termination Date, for the period since the creation of such Loan (in the case of the first Distribution Date thereafter) or since the prior Distribution Date (in the case of any subsequent Distribution Date);

(b)           if such Loan is an Alternative Rate Loan, on the date of any payment or prepayment (in whole or in part) of principal outstanding in such Alternative Rate Loan, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);

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(c)           if such Loan is a CP Loan, if requested by the applicable Co-Agent, on the date of any payment or prepayment (in whole or in part) of principal outstanding in such CP Loan, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);

(d)           in full, on the Commitment Termination Date (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3); and

(e)	from and after the Commitment Termination Date, upon demand.

Section 3.3            Applicable Interest Rates. Each Co-Agent shall from time to time advise Borrower and Collection Agent whether a Loan is a CP Loan or an Alternative Rate Loan, and of the interest rate applicable to each Interest Period thereof.

Section 3.4            Fees. Borrower agrees to pay the Agents and the Lenders certain Fees in the amounts and on the dates set forth in the Fee Letters.

Section 3.5            Computation of Interest and Fees. All interest, Fees and Servicing Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest, Fee or Servicing Fee is payable over a year comprised of 360 days. Each Co-Agent shall provide Borrower with an invoice for accrued and unpaid interest and fees due on each Distribution Date to such Co-Agent, for the benefit of its Group, not later than the 5th Business Day prior to such Distribution Date.

ARTICLE IV.

REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS

Section 4.1            Repayments and Prepayments. Borrower shall repay in full the unpaid principal amount of the Advances on the Commitment Termination Date. Prior thereto, Borrower:

(a)           may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of the Advances, ratably amongst the Groups; provided, however, that, (i) unless otherwise consented to by each of the Co-Agents, all such voluntary prepayments shall require at least two (2) Business Days’ (or, in the case of a voluntary prepayment of $10,000,000 or more per Group, at least five (5) Business Days’) prior written notice to the Co-Agents, and (ii) unless otherwise consented to by the Co-Agents, all such voluntary partial prepayments shall be in a minimum amount of $5,000,000 per Group or a larger integral multiple of $100,000 per Group if in excess thereof;

(b)           shall, on each date when any reduction in the Facility Limit shall become effective pursuant to Section 2.6, make a prepayment of the Advances, ratably amongst the Groups, in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Advances over the Facility Limit as so reduced;

(c)           shall, immediately upon any acceleration of the Commitment Termination Date of any Advances pursuant to Section 10.3, repay all Advances, unless, pursuant to Section 10.3.1, only a portion of all Advances is so accelerated, in which event Borrower shall repay the accelerated portion of the Advances, ratably amongst the Groups; and

(d)           shall, not later than the next Distribution Date and in any event within two (2) Business Days after discovering that a Borrowing Base Deficit exists, make a prepayment of the Advances, ratably amongst the Groups, in an aggregate amount equal to such Borrowing Base Deficit. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2.

Section 4.2	Application of Collections.

(a)           Collections shall be distributed by the Collection Agent at such times and in the order of priority set forth in this Section 4.2 and, to the extent Section 4.2 provides for distributions to the Co-Agents, shall

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be paid to the Co-Agents for distribution to the members of each of their respective Groups in accordance with Section 4.3.

(b)           On each Distribution Date prior to the Commitment Termination Date, the Collection Agent shall distribute from Collections received by Borrower or the Collection Agent prior to such Distribution Date, the following amounts, without duplication, in the following order of priority:

first, to the Collection Agent, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to Collection Agent);

second, to the Co-Agents for distribution to the Lenders in their respective Groups, interest accrued on the Loans made by their respective Groups during the period from the most recent Distribution Date to the current Distribution Date (plus, if applicable, the amount of interest on the Loans made by their respective Groups accrued for any prior period to the extent such amount has not been paid, and to the extent permitted by law, interest thereon);

third, to the Co-Agents for distribution to the Lenders in their respective Groups, to the extent due and owing under any Transaction Document, all Fees accrued during the prior Calculation Period (plus, if applicable, the amount of Fees accrued for any prior Calculation Period to the extent such amount has not been distributed to the Co-Agents);

fourth, to the Co-Agents for distribution to the Lenders in their respective Groups, as a repayment of principal of the Advances, ratably amongst the Groups, an aggregate amount equal to the Borrowing Base Deficit, if any;

fifth, to the Co-Agents for distribution to the Lenders in their respective Groups, to the extent due and owing under this Agreement or any other Transaction Document on such Distribution Date, all other Obligations owed to any Secured Party; and

sixth, the balance, if any, to Borrower (provided, however, that nothing in this Section 4.2 shall prohibit Borrower from applying Collections received from time to time to the purchase of additional Receivables, to payment of the Subordinated Notes, or to prepayment of Advances as permitted by Section 4.1 so long as Collections available for distribution on a Distribution Date are sufficient to pay the amounts described in clauses first through fifth above).

(c)           On each Distribution Date on or after the Commitment Termination Date, the Collection Agent shall distribute from Collections received by Borrower or the Collection Agent prior to such Distribution Date, the following amounts, without duplication, in the following order of priority:

first, to the Administrative Agent, in payment of its reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with enforcement of the Transaction Documents on behalf of the Co-Agents and the Lenders;

second, to the Collection Agent, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to Collection Agent);

third, to the Co-Agents for distribution to the Lenders in their respective Groups, all Obligations other than principal due and owing on such Distribution Date;

fourth, ratably to the Co-Agents for distribution to the Lenders in their respective Groups, as a repayment of principal of the Advances; and

fifth, once all amounts described in clauses first, second, third and fourth above have been paid in full, the balance, if any, to Borrower.

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Section 4.3            Application of Certain Payments. Each payment of principal of the Advances shall be made ratably amongst the Groups and shall be applied to such Loans made by the members of each Group as Collection Agent shall direct or, in the absence of such notice or during the existence of a Significant Event or after the Commitment Termination Date, as the applicable Co-Agent shall determine in its discretion. All payments of interest, Fees and other Obligations (other than principal) shall be made ratably amongst the Groups in accordance with their respective pro rata shares thereof.

Section 4.4            Due Date Extension. If any payment of principal or interest with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue at the applicable interest rate and be payable for the period of such extension.

Section 4.5            Timing of Payments. All payments of principal of, or interest on, the Advances and of all Fees, and all amounts to be deposited by Borrower or Collection Agent hereunder, shall be made by Borrower or Collection Agent, as applicable, no later than 2:00 p.m. (New York City time), on the day when due in lawful money of the United States of America in immediately available funds to the Co-Agents. Funds received by the Co-Agents after 2:00 p.m. (New York City time) on the date when due, will be deemed to have been received by them on the next following Business Day.

ARTICLE V.

SECURITY INTEREST

Section 5.1	Grant of Security.

(a)           Borrower hereby assigns and pledges to the Administrative Agent (for the benefit of the Secured Parties), and hereby grants to the Administrative Agent (for the benefit of the Secured Parties) a security interest in all of Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located (the “Collateral”):

(i)	all Receivables, Related Security and Receivable Files;

(ii)           all of Borrower’s rights, remedies, powers and privileges in respect of the Receivables Sale Agreement, including, without limitation, its rights to receive Deemed Collections and indemnity payments thereunder;

(iii)          all of Borrower’s rights, remedies, powers and privileges in respect of the Performance Undertaking, including, without limitation, its right to demand performance thereunder;

(iv)          the Lock-Box Accounts and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and

(v)           all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above.

(b)	This grant of security secures the payment and performance of all Obligations.
(c)	This grant of security shall create a continuing security interest in the Collateral and shall:

(i) remain in full force and effect until the Administrative Agent’s (for the benefit of the Secured Parties) interest in the Collateral shall have been released in accordance with Section 5.4;

(ii) be binding upon Borrower, its successors, transferees and assigns; and

(iii) inure, together with the rights and remedies of the Administrative Agent (for the benefit of the Secured Parties) hereunder, to the benefit of the Administrative Agent and each Secured Party and their respective successors, transferees and assigns.

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Section 5.2            Administrative Agent Appointed Attorney-in-Fact. Borrower hereby irrevocably appoints the Administrative Agent (for the benefit of the Secured Parties) as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in the Administrative Agent’s discretion, after the occurrence and during the continuation of a Significant Event to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of the Transaction Documents, including, without limitation:

(a)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)           to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c)           to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent (for the benefit of the Secured Parties) with respect to any of the Collateral;

(d)           to sell, transfer, assign or otherwise deal in or with the Collateral or any part thereof pursuant to the terms and conditions hereunder; and

(e)	to perform the affirmative obligations of Borrower under the Transaction Documents;

provided that the Administrative Agent shall not take the action or execute any instrument to accomplish the purposes described in (a), (b), or (c) until it has given written notice pursuant to Section 11.7 of revocation of the appointment of ArvinMeritor as Collection Agent hereunder. The Administrative Agent agrees to give Borrower, Collection Agent and the Co-Agents prior written notice of the taking of any such action described in (d) or (e) above, but the failure to give such notice (other than any notice required to be given pursuant to the UCC) shall not affect the rights, power or authority of the Administrative Agent with respect thereto. Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.2 is irrevocable and coupled with an interest.

Section 5.3            Administrative Agent May Perform. If Borrower fails to perform any agreement to be performed by Borrower hereunder, the Administrative Agent (for the benefit of the Secured Parties) may itself perform, or cause performance of such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by Borrower.

Section 5.4            Release of Collateral. The Administrative Agent’s (for the benefit of the Secured Parties) right, title and interest in the Collateral shall be released effective on the date occurring after the Commitment Termination Date on which all Obligations shall have been finally and fully paid and performed.

ARTICLE VI.

INCREASED COSTS, ETC.

Section 6.1            Increased Costs. If any change in Regulation D of the Board of Governors of the Federal Reserve System, or any Regulatory Change, in each case occurring after the date hereof:

(a)           shall subject any Affected Party to any tax, duty or other charge with respect to any Loan made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Loan owed to or funded by it or any other amounts due under this Agreement in respect of any Loan made or funded by it (other than Excluded Taxes); or

(b)           shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party; or

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(c)           shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party (including, without limitation, because the assets and liabilities of any Conduit Lender are required to be consolidated with those of any other Affected Party under applicable accounting principles); or

(d)           shall impose on any Affected Party any other condition affecting any Loan made or funded by any Affected Party;

and the result of any of the foregoing is to (i) increase the cost to or to impose a cost on (A) an Affected Party funding or making or maintaining any Loan (including extensions of credit under any Liquidity Agreement or any other applicable Support Agreement, or any commitment of such Affected Party with respect to any of the foregoing), or (B) any Co-Agent for continuing its or Borrower’s relationship with a Conduit Lender, (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, the applicable Lender Note, the applicable Liquidity Agreement or other applicable Support Agreement with respect thereto, or (iii) in the good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder, or under the applicable Liquidity Agreement or other applicable Support Agreement, as applicable, or arising in connection herewith or therewith to a level below that which such Affected Party could otherwise have achieved, then after demand by such Affected Party to Borrower (which demand shall be accompanied by a written statement setting forth the basis of such demand), Borrower shall pay such Affected Party such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction, to the extent such costs or such reduction are a consequence of or arise in connection with the Commitments or the Loans. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive evidence of the subject matter thereof.

If the assets and liabilities of any Conduit Lender are required to be consolidated with those of any other Affected Party under applicable accounting principles or the capitalization of such Conduit Lender is required to be increased in order to avoid such consolidation (either of the foregoing Conduit Lenders, an “Impacted Conduit”) and such Impacted Conduit’s Co-Agent administers another multi-seller commercial paper conduit which is not required to be so consolidated or re-capitalized, such Co-Agent and such Impacted Conduit will make all reasonable efforts to promptly substitute such other multi-seller commercial paper conduit for the Impacted Conduit under this Agreement, and each of the other parties hereto hereby agrees to execute such amendments and consents as may be reasonably necessary to give effect to such substitution. If there is only one Impacted Conduit, Borrower shall have the right to require the members of the Group including such Impacted Conduit to assign their respective positions to another multi-seller commercial paper conduit that will not be an Impacted Conduit and its liquidity providers, and such Impacted Conduit agrees to enter into such assignment. Lastly, in the event that any of the Conduit Lenders becomes an Impacted Conduit, each of the Conduit Lenders hereby agrees that in no event will the additional amounts payable under this Section 6.1 as a result of such event cause the aggregate amount of interest and Fees that would be payable to such Impacted Conduit to exceed the amount of interest and Fees that would have been payable if such Impacted Conduit’s Loans had been funded by its Committed Lender at an Alternative Rate.

Section 6.2            Broken Funding Costs. Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a written statement setting forth in reasonable detail the basis for the calculations of the amount being claimed), Borrower will indemnify such Affected Party against any Broken Funding Costs. Such written statement shall, in the absence of manifest error, be conclusive evidence of the subject matter thereof.

Section 6.3	Withholding Taxes.

(a)           All payments made by Borrower hereunder (or by Collection Agent, on behalf of Borrower, hereunder) shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Covered Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority. If any Covered Taxes are required to be withheld from any amounts payable to any of the Agents or Lenders, the amounts so payable to such Agent or Lender shall be increased to the extent necessary to yield to such Agent or Lender (after payment of all such Covered Taxes) all such amounts payable hereunder at the rates or in the amounts specified herein. Whenever any Covered Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to the applicable Agent or Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay

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any Covered Taxes when due to the appropriate taxing authority or fails to remit to the applicable Agent or Lender the required documentary evidence, Borrower shall indemnify such Agent and Lender for such Covered Taxes and any incremental taxes that may become payable by such Agent or Lender as a result of any such failure.

(b)           At least five (5) Business Days prior to the first date on which any payments, including discount or Fees, are payable hereunder for the account of any Lender, if a Lender is not incorporated under the laws of the United States, such Lender agrees to deliver to each of Borrower, the applicable Co-Agent and the Administrative Agent two (2) duly completed copies of (i) United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), or other forms or certifications reasonably requested by Borrower, applicable Co-Agent or Administrative Agent, pursuant to the regulations promulgated under Section 1441 of the Code or other IRS publications, certifying that such Lender is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes or (ii) United States Internal Revenue Service Form W-8 or W-9 (or successor applicable form) to establish an exemption from United States backup withholding tax. Each applicable Lender shall replace or update such forms as is necessary or appropriate to maintain any applicable exemption or as is requested by any Agent or Borrower. If any Lender does not deliver the forms described in this Section 6.3(b), Borrower shall have no obligations under Section 6.3(a) with respect to United States federal income taxes on such payment, and Borrower or the applicable Agent shall withhold United States federal income taxes from any payments made hereunder at the statutory rate applicable to payments made to such Lender. Each Lender agrees to indemnify and hold Borrower and the Agents harmless for any United States federal income taxes, penalties, interest and other costs and losses incurred or payable by Borrower or any of the Agents as a result of either (x) such Lender’s failure to submit any form required to be provided pursuant to this Section 6.3(b) or (y) Borrower’s or such Agent’s reliance on any form that such Lender has provided pursuant to this Section 6.3(b).

ARTICLE VII.

CONDITIONS TO BORROWING

Section 7.1            Initial Loan. The making of the initial Advance hereunder is subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the date of such Advance (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Agents:

7.1.1       Resolutions. Certified copies of resolutions of the Board of Directors of Borrower, the Performance Guarantor and each of the Originators authorizing or ratifying the execution, delivery and performance, respectively, of the Transaction Documents to which it is a party, together with a certified copy of its Organizational Documents.

7.1.2       Consents, etc. Certified copies of all documents evidencing any necessary consents and governmental approvals (if any) with respect to the Transaction Documents.

7.1.3        Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of Borrower, Collection Agent, the Performance Guarantor and each Originator certifying the names of its officer or officers authorized to sign the Transaction Documents to which it is a party.

7.1.4       Good Standing Certificates. Good standing certificates for Borrower, Collection Agent, the Performance Guarantor and each Originator issued as of a recent date acceptable to the Administrative Agent by (a) the Secretary of State of the jurisdiction of such Person’s organization, and (b) the Secretary of State of the jurisdiction where such Person’s chief executive office and principal place of business are located.

7.1.5        Financing Statements. (i) Proper financing statements (Form UCC-1), filed on or prior to the date of the initial Loan, naming Borrower as debtor and the Administrative Agent (for the benefit of the Secured Parties) as the secured party as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC to perfect the Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Collateral, (ii) proper financing statements, filed on or prior to the date of the initial Advance, naming each Originator, as seller/debtor, Borrower as purchaser/secured party and the

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Administrative Agent as assignee as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC to perfect Borrower’s ownership interest in the Receivables, and (iii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all liens and other Adverse Claims of any Person in the Collateral granted by Borrower or any Originator.

7.1.6        Search Reports. A written search report provided to the Administrative Agent by a search service acceptable to the Administrative Agent listing all effective financing statements that name Borrower or any Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to Section 7.1.5 above and in such other jurisdictions that the Administrative Agent shall reasonably request, together with copies of such financing statements (none of which shall cover any Collateral or interests therein or proceeds of any thereof), and tax and judgment lien search reports from a Person satisfactory to the Administrative Agent showing no evidence of such lien filed against Borrower or any Originator.

7.1.7        Fee Letters; Payment of Fees. The Fee Letters, together with all payment of all Fees that are due and payable on or prior to the Closing Date pursuant to the Fee Letters.

7.1.8       Receivables Sale Agreement. (i) Duly executed and delivered counterparts of each of the Receivables Sale Agreement and all documents, agreements and instruments contemplated thereby, and (ii) evidence that each of the conditions precedent to the execution and delivery of the Receivables Sale Agreement has been satisfied to the Agents’ satisfaction, and that the initial assignments and transfers under the Receivables Sale Agreement have been consummated.

7.1.9        Opinions of Counsel. Opinions of counsel to Borrower, Collection Agent, the Performance Guarantor and each Originator in form and substance satisfactory to the Agents.

7.1.10     Lender Notes. Each of the Lender Notes, duly executed by Borrower in favor of a Co-Agent.

7.1.11     Borrowing Base Certificate and Monthly Report. A Borrowing Base Certificate, duly executed by an Authorized Officer of Collection Agent on Borrower’s behalf showing a calculation of the Borrowing Base as of September 16, 2005 and a Monthly Report, duly executed by an Authorized Officer of Collection Agent as of August 31, 2005; provided, however, that the Administrative Agent hereby consents to delivery of the foregoing Borrowing Base Certificate not later than two days after the Closing Date.

7.1.12     Lock Box Account Agreements. The Lock Box Agreements with respect to each of the Lock-Box Accounts in the United States, duly executed by all of the parties thereto.

7.1.13     Releases. Releases and termination statements duly executed by each Person, other than Borrower, that has an interest in the Receivables.

7.1.14      Performance Undertaking. The Performance Undertaking, duly executed by the Performance Guarantor.

7.1.15      Other. Such other documents, certificates and opinions as any of the Agents may reasonably request.

Section 7.2            All Advances. The making of each Advance, including without limitation, the initial Advance, is subject to the conditions precedent that:

7.2.1        No Default, etc. (i) No Significant Event or Unmatured Significant Event has occurred and is continuing or will result from the making of such Advance, (ii) the representations and warranties contained in Article VIII are true and correct as of the date of such requested Advance, with the same effect as though made on the date of such Advance, and (iii) after giving effect to such Advance, the aggregate unpaid balance of the Advances will not exceed the Borrowing Base or the Facility Limit. By making a Borrowing Request, Borrower shall be deemed to have represented and warranted that items (i), (ii) and (iii) in the preceding sentence are true and correct.

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7.2.2       Borrowing Request, etc. The Agents shall have received a Borrowing Request for such Advance in accordance with Section 2.2, together with all items required to be delivered in connection therewith.

7.2.3       Commitment Termination Date. The Commitment Termination Date shall not have occurred.

7.2.4        Accounts. Each of the Lock-Box Accounts shall be in Borrower’s name. The Lock-Box Accounts shall be subject to valid and perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Agents to enter into this Agreement and, in the case of Lender, to make Loans hereunder, Borrower hereby represents and warrants to the Agents and the Lenders as to itself as follows, and ArvinMeritor hereby represents and warrants to the Agents and the Lenders as to itself as follows:

Section 8.1            Existence and Power. ArvinMeritor is a corporation duly organized under the laws of the State of Indiana and Borrower is a corporation duly organized under the laws of the State of Delaware. Each of them is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

Section 8.2            Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by each of ArvinMeritor and Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and Borrower’s use of the proceeds of the Loans made hereunder, are within its powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which ArvinMeritor or Borrower is a party has been duly executed and delivered by ArvinMeritor or Borrower, as the case may be.

Section 8.3            No Conflict. The execution and delivery by each of Borrower and ArvinMeritor of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case set forth in (i) – (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

Section 8.4            Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by ArvinMeritor or Borrower of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

Section 8.5            Actions, Suits. Except as disclosed in the filings identified on Schedule 8.5 to this Agreement, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of ArvinMeritor’s or Borrower’s Authorized Officers, threatened against or affecting ArvinMeritor or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans.

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Section 8.6            Binding Effect. This Agreement and each other Transaction Document to which ArvinMeritor or Borrower is a party constitute the legal, valid and binding obligations of ArvinMeritor or Borrower, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 8.7            Accuracy of Information. All written representations, warranties, reports or certificates of any Authorized Officer heretofore furnished by ArvinMeritor or Borrower for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby are, and all such written representations, warranties, reports or certificates hereafter furnished by ArvinMeritor or Borrower shall be, complete and correct and fairly present the information contained therein as of the date such representation or warranty is made, as of the date to which such information is reported, or as of the date certified, as applicable, and do not and will not contain any material misstatement of fact as of such date or omit to state a material fact or any fact necessary to make the information contained therein, taken as a whole with all other written information provided by Authorized Officers as of such date, not misleading as of such date.

Section 8.8            Margin Regulations; Use of Proceeds. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time. No portion of the proceeds of any Loan hereunder will be used for a purpose that violates, or would be inconsistent with, any other law, rule or regulation applicable to Borrower.

Section 8.9            Good Title. Borrower, upon each transfer of Receivables pursuant to the Receivables Sale Agreement, is the legal and beneficial owner of the Receivables and the Related Security with respect thereto, or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect Borrower’s ownership interest in each such Receivable, its Collections and the Related Security.

Section 8.10          Perfection. This Agreement is effective to create a valid security interest in the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Collateral. The Collateral is free of any Adverse Claim except as created or permitted under the Transaction Documents.

Section 8.11          Places of Business and Locations of Records. The principal place of business and chief executive office of each of Borrower and Collection Agent is located at its address referred to on Schedule 15.3 to this Agreement (or at such other locations, notified to the Administrative Agent in jurisdictions where all action required to perfect or maintain the perfection of the Administrative Agent’s security interest in Collateral has been taken). Borrower’s Federal Employer Identification Number is 38-3590761.

Section 8.12          Accounts. Borrower represents and warrants that (a) Schedule 8.12 hereto is a complete and accurate listing, as of the Closing Date, of the Lock-Boxes and Lock-Box Accounts, and (b) each of the Lock-Box Accounts has been established in, or transferred into, Borrower’s name. Neither Collection Agent nor Borrower has granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Administrative Agent, and the Administrative Agent has exclusive control of the Lock-Box Accounts, subject to the Collection Agent’s right of access to such accounts as provided herein and in the applicable Lock-Box Agreements.

Section 8.13          No Material Adverse Effect. There has been no Material Adverse Effect since the last day of its fiscal year as to which financial statements have most recently been delivered pursuant to Section 9.1.5(a).

Section 8.14          Names. The name in which Borrower has executed this Agreement is identical to the name of Borrower as indicated on the public record of the State of Delaware. Borrower has not used any legal name, trade name or assumed name other than the name in which it has executed this Agreement.

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Section 8.15          Ownership of Borrower; No Subsidiaries. All of the issued and outstanding equity interests of Borrower are owned beneficially and of record by ArvinMeritor, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Borrower. Borrower has no Subsidiaries.

Section 8.16          Not a Holding Company or an Investment Company. Neither Borrower nor Collection Agent is a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Neither Borrower nor Collection Agent is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

Section 8.17          Compliance with Credit and Collection Policy. Each of Borrower and ArvinMeritor has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract. No change has been made in or amendment to the Credit and Collection Policy, except (i) to the extent such change or amendment would not be reasonably likely to materially and adversely affect the collectibility of Receivables or to materially decrease the credit quality of any newly created Receivables or (ii) to the extent such change or amendment has been consented to by Borrower and the Co-Agents.

Section 8.18          Solvency. Both before and after giving effect to each Advance, Borrower is Solvent.

Section 8.19          Eligible Receivables. Each Receivable included in the Borrowing Base in each Borrowing Base Certificate and Monthly Report as an Eligible Receivable is, as of the date of such Borrowing Base Certificate or Monthly Report, an Eligible Receivable.

Section 8.20          Sales by Originators. Each sale of Receivables by an Originator to Borrower shall have been effected under, and in accordance with the terms of, the Receivables Sale Agreement, including the payment by Borrower to the applicable Originator of the purchase price therefor as provided in the Receivables Sale Agreement, and each such sale shall have been made for “reasonably equivalent value” (as such term is used under § 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under § 547 of the Bankruptcy Code) owed by Borrower to any Originator.

ARTICLE IX.

COVENANTS OF BORROWER AND COLLECTION AGENT

Section 9.1            Affirmative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, each of Borrower and Collection Agent hereby covenants and agrees with the Agents and Lenders as to itself, as follows:

9.1.1       Compliance with Laws, Etc. Each of Borrower and Collection Agent will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables).

9.1.2        Preservation of Legal Existence. Each of Borrower and Collection Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

9.1.3        Performance and Compliance with Receivables. Each of Borrower and Collection Agent will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables.

9.1.4       Credit and Collection Policy. Each of Borrower and Collection Agent will comply in all material respects with the Credit and Collection Policy.

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9.1.5       Reporting Requirements. Each of Borrower and Collection Agent will furnish to the Co-Agents for distribution to the Lenders:

(a)	Financial Statements.

(i) within 105 days after the close of each of its fiscal years, (A) a copy of the unaudited balance sheet of Borrower, in each case, as at the end of such year, together with the related statement of earnings for such year, certified by an Authorized Officer of Borrower (which certification shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes), and (B) a certificate of such officer stating that such officer has obtained no knowledge that a Significant Event or Unmatured Significant Event has occurred and is continuing, or if, in the opinion of such officer, such a Significant Event or Unmatured Significant Event has occurred and is continuing, a statement as to the nature thereof;

(ii) within 105 days after the close of each of ArvinMeritor’s fiscal years, annual audited consolidated financial statements for ArvinMeritor and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners’ equity, and statement of cash flows, all prepared in accordance with GAAP, accompanied by an unqualified audit report of independent auditors acceptable to the Agents; and

(iii) within 55 days after the close of the first three quarterly periods of each of its fiscal years, (A) unaudited consolidated financial statements for ArvinMeritor and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with GAAP, for the period from the beginning of such fiscal year to the end of such quarter, and (B) a certificate of an Authorized Officer of ArvinMeritor to the effect that no Significant Event or Unmatured Significant Event has occurred and is continuing.

Notwithstanding anything to the contrary, the Borrower and the Collection Agent shall be deemed to have complied with the delivery requirements under this Section 9.1.5(a) by providing notification (which may be in electronic format) to the Co-Agents that the required documents are publicly available through ArvinMeritor’s website or other publicly available electronic medium and providing the hyperlink or other appropriate locational information for obtaining such information.

(b)	Monthly Reports and Borrowing Base Certificates.

(i) On or before each Monthly Reporting Date, Collection Agent shall prepare and deliver to the Co-Agents for distribution to the Lenders a Monthly Report, as of the most recent Calculation Date, signed by an Authorized Officer of Collection Agent; and

(ii) On or before Wednesday of each week (or if any such day is not a Business Day, the next succeeding Business Day), Collection Agent shall prepare and deliver to the Co-Agents for distribution to the Lenders, a Borrowing Base Certificate as of the last Business Day of the prior week, signed by an Authorized Officer of Collection Agent.

(c)           Significant Events. As soon as possible but in any event within two (2) Business Days after any Authorized Officer of Borrower or Collection Agent becomes aware of the occurrence of a Significant Event or an Unmatured Significant Event, Borrower or Collection Agent, as the case may be, will deliver to the Agents for distribution to the Lenders an officer’s certificate of Borrower setting forth details of such event and the action that Borrower or Collection Agent, as the case may be, proposes to take with respect thereto.

(d)           Servicing Certificate. Collection Agent shall deliver, or cause to be delivered, to the Administrative Agent for distribution to the Co-Agents, on or before the date that is 120 days after the end of each fiscal year, a certificate signed by any Authorized Officer of Collection Agent, stating that (a) a review of the activities of Collection Agent under this Agreement during the fiscal year immediately preceding has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, Collection Agent has fulfilled in all material respects its obligations under the Agreement throughout such fiscal year and has complied in all material respects with the Credit and

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Collection Policy, or, if there has been a material failure to fulfill any such obligation, specifying the nature and status thereof.

(e)           Procedures Review. In connection with an inspection permitted under Section 9.1.11, within ten (10) Business Days after receipt of written request therefor, information reasonably required to generate a report which reasonably satisfies the requirements set forth on Schedule 9.1.5 (each such report, a “Procedures Review”), it being acknowledged and agreed that the information provided in connection with the pre-closing review of ArvinMeritor and its subsidiaries reasonably satisfied the requirements of such a Procedures Review.

(f)            Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral, the Receivables or the condition or operations, financial or otherwise, of Borrower or any Originator as any of the Agents may from time to time reasonably request in order to protect the interests of the Administrative Agent, on behalf of the Secured Parties, under or as contemplated by this Agreement or the other Transaction Documents.

9.1.6        Use of Proceeds. Borrower will use the proceeds of the Loans made hereunder solely in connection with the acquisition or funding of Receivables, to repay the Subordinated Loans, to make Demand Loans and to make dividends in accordance with applicable corporate law and this Agreement.

9.1.7        Separate Legal Entity. Borrower hereby acknowledges that the Lenders and the Agents are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Borrower’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, Borrower shall take all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any Originator or other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 9.1.2, Borrower shall take such actions as shall be required in order that:

(a)           Borrower will be a limited purpose company whose primary activities are restricted in its certificate of incorporation to owning the Receivables and Related Security and financing the acquisition thereof and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b)           Not less than one member of Borrower’s Board of Directors (each, an “Independent Director”) shall be an individual who is not, and during the past five (5) years has not been, a director, officer, employee or 5% beneficial owner of the outstanding common stock of any Person or entity beneficially owning any outstanding shares of common stock of ArvinMeritor or any Affiliate thereof; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director” or similar capacity for special purpose entities formed by ArvinMeritor or any of its Affiliates. The certificate of incorporation of Borrower shall provide that (i) the Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Borrower unless the Independent Directors shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Directors;

(c)           Any employee, consultant, or agent of Borrower will be compensated from funds of Borrower, as appropriate, for services provided to Borrower;

(d)           Borrower will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; Borrower’s operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by the Agents;

(e)           Borrower’s books and records will be maintained separately from those of any other Person;

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(f)            All audited financial statements of any Person that are consolidated to include Borrower will contain detailed notes clearly stating that (A) the Receivables have been sold to Borrower, and (B) Borrower is a separate legal entity;

(g)           Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

(h)           Borrower will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of Borrower will not be commingled with those of any other Person except for such commingling as is permitted pursuant to Section 11.2.3(d);

(i)            Borrower shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any insurance policy with respect to any amounts payable due to occurrences or events related to any other Person; and

(j)            Any Person that renders or otherwise furnishes services to Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

9.1.8        Adverse Claims on Receivables. Each of Borrower and Collection Agent will, and will require each Originator to, defend each Receivable against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrative Agent’s security interest, on behalf of the Secured Parties.

9.1.9        Further Assurances. At its expense, each of Borrower and Collection Agent will perform all acts and execute all documents reasonably requested by any of the Agents at any time to evidence, perfect, maintain and enforce the title or the security interest of the Administrative Agent, on behalf of the Secured Parties, in the Receivables and the priority thereof. Each of Borrower and Collection Agent will, at the reasonable request of any of the Agents, execute and deliver financing statements relating to or covering the Collateral and, where permitted by law, Borrower shall authorize the Administrative Agent to file one or more financing statements without Borrower’s signature. Borrower shall, and shall cause each Originator to, mark its master data processing records relating to the Receivables with a legend stating that the Receivables have been sold or contributed to ArvinMeritor Receivables Corporation, and a security interest therein has been granted to SunTrust Capital Markets, Inc., as administrative agent for various parties.

9.1.10      Servicing. Collection Agent shall (a) pursue collection of the Receivables as vigorously as it would pursue collection of its own financial assets, and (b) follow such practices and procedures for servicing the Receivables, in accordance with the Credit and Collection Policy, as would be customary and usual for a prudent Collection Agent under similar circumstances, including using reasonable efforts to realize upon any recourse to the Obligors.

9.1.11      Inspection. Each of Borrower and Collection Agent shall permit the Agents and their duly authorized representatives, attorneys or auditors to inspect the Receivables, the Receivable Files, Documents and the related accounts, records and computer systems, software and programs used or maintained by Borrower or Collection Agent at such times as any Agent may reasonably request; provided, however, that (a) the first such inspection shall occur within 90 days after the Closing Date, and (b) prior to the occurrence of a Significant Event, Borrower will only be required (i) to pay for the initial inspection described in clause (a) of this Section 9.1.11, (ii) to pay for one additional inspection in the first 364 days of this Agreement’s term, and (iii) in each subsequent 364-day period, to pay for one inspection. Each of Borrower and Collection Agent shall provide any document in its possession (or a copy thereof) related to any Receivable (other than confidential financial information of the related Obligor which Borrower, any Originator, or Collection Agent is not authorized to disclose) to the Administrative Agent or to the Collection Agent, if reasonably requested by any of the Agents.

9.1.12     Cooperation. Each of Borrower and Collection Agent shall provide such cooperation, information and assistance, and prepare and supply the Agents with such data regarding the performance by the Obligors of their obligations under the Receivables and the performance by Borrower and Collection

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Agent of their respective obligations under the Transaction Documents, as may be reasonably requested by any of the Agents from time to time.

9.1.13      Facility. Collection Agent shall(and shall require any Originator acting as a sub-Collection Agent to) maintain adequate facilities for the servicing of Receivables. Collection Agent shall make, or shall require the relevant Originator to make, all property tax payments, lease payments and all other payments with respect to such facility if the failure to pay the same could reasonably be expected to have a Material Adverse Effect. Collection Agent shall, in connection with any inspection under Section 9.1.11 and at all times following the occurrence and during the continuance of any Significant Event, (i) ensure that the Administrative Agent shall have complete access (which shall be unrestricted to the extent such access does not materially impede or materially interfere with Collection Agent’s operations) during regular business hours, at Collection Agent’s expense, to such facility and all computers and other systems relating to the servicing of the Receivables and all persons employed at such facility, (ii) use its best efforts to retain employees based at such facility to provide assistance to the Administrative Agent, and (iii) continue to store on a daily basis all back-up files relating to the Receivables and the servicing of the Receivables at Collection Agent’s facilities, or such other storage facility of similar quality, security and safety as Collection Agent may select from time to time, in the case of each of clauses (i), (ii) and (iii) until the Obligations have been paid and satisfied in full.

9.1.14      Accounts. Borrower shall not maintain any bank accounts other than the accounts described on Schedule 8.12. Neither Borrower nor Collection Agent shall make, nor will either of them permit any Originator to make, any change in its instructions to Obligors regarding payments to be made to a Lock-Box. Neither Borrower nor Collection Agent will, nor will either of them permit any Originator to add any Lock-Box Account Bank or Lock Box Account to those listed on Schedule 8.12 unless the Administrative Agent shall have consented thereto and received a copy of any new duly executed Lock-Box Account Agreement. Neither Borrower nor Collection Agent will, nor will either of them permit any Originator to, change any Lock-Box Account Bank or close any Lock-Box or Lock-Box Account unless the Administrative Agent shall have received at least thirty (30) days’ prior notice of such termination and (i) in the case of a closed Lock-Box, all applicable Obligors have been notified to make payments to another Lock-Box that clears through a Lock-Box Account which is subject to a Lock-Box Account Agreement, or (ii) in the case of termination of a Lock-Box Bank or closing of a Lock-Box Account, a new Lock-Box Account Agreement is entered into with respect to any new or replacement Lock-Box Account or Lock-Box Account Bank.

Section 9.2            Negative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, each of Borrower and Collection Agent hereby covenants and agrees as to itself as follows:

9.2.1        Sales, Liens, Etc. Except pursuant to, or as contemplated by, the Transaction Documents, Borrower shall not (and shall not permit Collection Agent, acting on Borrower’s behalf to) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or involuntarily any Adverse Claims upon or with respect to any of Borrower’s assets, including, without limitation, the Collateral, any interest therein or any right to receive any amount from or in respect thereof.

9.2.2	Mergers, Acquisitions, Sales, Subsidiaries, etc. Borrower shall not:

(a)           be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Transaction Documents;

(b)           make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Transaction Documents;

(c)           create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents; or

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(d)           enter into any transaction with any Affiliate except for the transactions contemplated by the Transaction Documents and other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

9.2.3       Change in Business; Change in Credit and Collection Policy. Borrower will not make any change in the character of its business. Neither Borrower nor ArvinMeritor will make any change in the Credit and Collection Policy except (i) to the extent such change or amendment would not be reasonably likely to materially and adversely affect the collectibility of Receivables or to materially decrease the credit quality of any newly created Receivables or (ii) to the extent such change or amendment has been consented to by Borrower and the Co-Agents.

9.2.4        Other Debt. Borrower will not incur any Debt to any Person other than pursuant to the Transaction Documents.

9.2.5	Organizational Documents. Borrower shall not amend its Organizational Documents.

9.2.6        Jurisdiction of Organization; Location of Records. Borrower shall not change its jurisdiction of organization or permit the documents and records evidencing the Receivables to be moved unless (i) Borrower or Collection Agent, as the case may be, shall have given to the Administrative Agent prior written notice thereof, clearly describing the new location, and (ii) Borrower shall have taken such action, satisfactory to the Administrative Agent, to maintain the title or ownership of Borrower and any security interest of the Administrative Agent, for the benefit of the Secured Parties) in the Collateral at all times fully perfected and in full force and effect. Except for servicing and collection activities performed at the locations of Originators appointed as sub-Collection Agents pursuant to Section 11.2.2(c), Collection Agent shall not, in any event, move the location where it conducts the servicing and collection of the Receivables from the address referred to on Schedule 15.3 to this Agreement, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

9.2.7        Financing Statements. Borrower shall not execute any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or financing statements relating to any Receivables other than the financing statements described in Section 7.1.5.

9.2.8       Business Restrictions. Borrower shall not (i) engage in any business other than the acquisition, financing and collection of Receivables and other Collateral as permitted by its Organizational Documents, (ii) engage in any transactions or be a party to any documents, agreements or instruments, other than the Transaction Documents and those incidental to the purposes thereof, or (iii) incur any trade payables (other than for professional fees incurred in the ordinary course of business) or other liabilities (excluding liabilities incurred under and pursuant to the Transaction Documents and excluding the Obligations and Debt permitted under Section 9.2.4) if the aggregate outstanding balance of such trade payables and other liabilities would at any time equal $12,300 or more in the aggregate, provided, however, that the foregoing will not restrict Borrower’s ability to pay servicing compensation as provided herein and interest on the Subordinated Notes, and, provided, further, that so long as no Significant Event or Unmatured Significant Event shall have occurred and be continuing and Borrower’s net worth (determined in accordance with GAAP) after giving effect thereto, is at least $7,500,000, Borrower shall be permitted to (a) make prepayments of principal on the Subordinated Notes, (b) make distributions to its equity owners to the extent permitted by applicable law and this Agreement, and (c) make Demand Loans to ArvinMeritor.

9.2.9        Other Agreements; Performance Undertaking. Borrower will not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the foregoing or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of each of the Agents.

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ARTICLE X.

SIGNIFICANT EVENTS AND THEIR EFFECT

Section 10.1          Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

10.1.1      Non-Payment of Loans, Etc. Borrower shall fail to make any payment of any Obligation payable by Borrower hereunder or under the other Transaction Documents (excluding any payment under the Subordinated Notes to the extent such payment is prohibited by this Agreement), including, without limitation, any principal, interest, Fees and Indemnified Amounts, or shall fail to make a deposit (if any) that is required to be made hereunder when due and, in each of the foregoing cases, such failure shall continue for two (2) Business Days.

10.1.2	Non-Compliance with Other Provisions. Borrower shall:
(a)	fail to perform or observe any covenant contained in Section 9.1.5(c) of this Agreement,

(b)           fail to perform or observe any covenant contained in Section 9.2 of this Agreement, and such failure shall continue for two (2) Business Days, or

(c)           fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and, except as provided in Section 10.2.2, any such failure shall remain unremedied for thirty (30) days.

10.1.3     Breach of Representations and Warranties. Any representation, warranty, certification or statement made by Borrower in this Agreement, any other Transaction Document to which Borrower is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

10.1.4     Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to Borrower, Collection Agent or Performance Guarantor.

10.1.5      Tax and ERISA Liens. The Internal Revenue Service shall file notice of a lien pursuant to § 6323 of the Internal Revenue Code with regard to any of the assets of Borrower or the Pension Benefit Guaranty Corporation shall file a notice of lien pursuant to § 4068 of ERISA, with regard to any assets of Borrower, and in either of the foregoing cases, such lien shall not have been released within fifteen (15) Business Days.

Section 10.2          Amortization Events. Each of the following shall constitute an “Amortization Event” under this Agreement:

10.2.1     Collection Agent Event of Default. A Collection Agent Event of Default shall have occurred and remained continuing.

10.2.2     Collateral Reporting. Borrower and Collection Agent shall fail to deliver any Borrowing Base Certificate or Monthly Report within one (1) Business Day after the same is due.

10.2.3     Borrowing Base Deficit. A Borrowing Base Deficit shall exist and such condition shall continue unremedied until the earlier to occur of the next Distribution Date and the second Business Day after such Borrowing Base Deficit arose.

10.2.4      Default Ratio. The Default Ratio shall equal or exceed 3.5% on a rolling three-month average basis.

10.2.5      Dilution Ratio. The Dilution Ratio shall equal or exceed 7.0% on a rolling three-month average basis.

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10.2.6      Delinquency Ratio. The Delinquency Ratio shall equal or exceed 8.0% on a rolling three-month average basis.

10.2.7      Accounts Receivable Turnover Ratio. The Accounts Receivable Turnover Ratio shall be less than 6.75.

10.2.8	Event of Default. An Event of Default shall have occurred and be continuing.

10.2.9     Validity of Transaction Documents. (a) Any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower, Collection Agent or any Originator party to such Transaction Document, (b) Borrower, any Originator or Collection Agent shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Documents, or (c) any security interest granted under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest, except as permitted thereby.

10.2.10	Termination Date. The Receivables Sale Agreement is terminated.

10.2.11    Performance Undertaking. Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

10.2.12   Change of Control. ArvinMeritor shall cease to own, directly or indirectly, 100% of the outstanding voting stock of Borrower.

10.2.13    Judgments. A final judgment or judgments for the payment of money of $12,300 or more in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 10.3	Effect of Significant Event.

10.3.1      Optional Termination. Upon the occurrence and during the continuance of a Significant Event (other than an Event of Default described in Section 10.1.4), the Administrative Agent may, and shall at the direction of the Required Co-Agents, by notice to Borrower and the Co-Agents (a copy of which shall be promptly forwarded by each of the Co-Agents to each applicable Rating Agency), declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated by declaring the Commitment Termination Date to have occurred, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

10.3.2      Automatic Termination. Upon the occurrence of an Event of Default described in Section 10.1.4, the Commitment Termination Date shall be deemed to have occurred automatically, and all outstanding Advances and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.

10.3.3      Notice to Rating Agencies. Each Co-Agent shall notify each applicable Rating Agency of the occurrence of any continuing Significant Event, promptly following its actual knowledge thereof.

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ARTICLE XI.

THE COLLECTION AGENT

Section 11.1          ArvinMeritor as Initial Collection Agent. The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as Collection Agent under this Agreement. Until such time following the occurrence and during the continuance of a Collection Agent Event of Default or an Amortization Event as the Administrative Agent, at the direction of any Co-Agent, shall notify ArvinMeritor and Borrower in writing of the revocation of such power and authority, Borrower, the Lenders and the Agents hereby appoint ArvinMeritor to act as Collection Agent under the Transaction Documents.

Section 11.2	Certain Duties of the Collection Agent.

11.2.1      Authorization to Act as Borrower’s Agent. Borrower hereby appoints Collection Agent as its agent for the following purposes: (i) selecting the amount of each requested Loan and executing Borrowing Requests on behalf of Borrower, (ii) making transfers among, deposits to and withdrawals from all deposit accounts of Borrower for the purposes described in the Transaction Documents, (iii) arranging payment by Borrower of all Fees, expenses, other Obligations and other amounts payable under the Transaction Documents, (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to Section 4.1 and (v) executing and preparing the Monthly Reports and Borrowing Base Certificates; provided, however, that Collection Agent shall act in such capacity only as an agent of Borrower and shall incur thereby no additional obligations with respect to any Loan, and nothing herein shall be deemed to authorize Collection Agent to take any action as Borrower’s agent which Borrower is precluded from taking itself. Borrower irrevocably agrees that (A) it shall be bound by all proper actions taken by Collection Agent pursuant to the preceding sentence, and (B) the Agents, the Lenders and the banks holding all deposit accounts of Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from Collection Agent on behalf of Borrower.

11.2.2	Collection Agent to Act as Collection Agent.

(a)           Collection Agent shall service and administer the Receivables on behalf of Borrower and the Administrative Agent (for the benefit of the Secured Parties) and shall have full power and authority, acting alone and/or through sub-Collection Agents as provided in Section 11.2.2(c), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement, Collection Agent may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor if, in Collection Agent’s reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of Borrower or the Administrative Agent (for the benefit of the Secured Parties); provided, however, that Collection Agent may not permit any modification with respect to any Receivable that would reduce the Unpaid Balance (except for actual payments thereof), or extend the due date thereof, except that Collection Agent may take such actions with respect to Defaulted Receivables if such actions will, in Collection Agent’s reasonable business judgment, maximize the Collections thereof. Without limiting the generality of the foregoing, Collection Agent in its own name or in the name of Borrower is hereby authorized and empowered by Borrower when Collection Agent believes it appropriate in its best judgment to execute and deliver, on behalf of Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.

(b)           Collection Agent shall service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law, with the Credit and Collection Policy and with prudent industry standards, as are customarily employed by Collection Agent in servicing and administering receivables owned or serviced by Collection Agent comparable to the Receivables. Collection Agent shall not take any action to impair the Administrative Agent’s (for the benefit of the Secured Parties) security interest in any Receivable, except to the extent allowed pursuant to this Agreement or required by law.

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(c)           At any time while ArvinMeritor is acting as the Collection Agent hereunder, ArvinMeritor may delegate, and ArvinMeritor hereby advises the Lenders and the Agents that it has delegated, to each of the Originators, as a sub-Collection Agent of the Collection Agent, certain of its duties and responsibilities as Collection Agent hereunder. Without the prior written consent of each of the Agents, ArvinMeritor shall not be permitted to delegate any of its duties or responsibilities as Collection Agent to any Person other than (i) Borrower, (ii) the Originators and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither Borrower nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Collection Agent delegated to it by ArvinMeritor. If at any time following the occurrence and during the continuance of a Collection Agent Event of Default or Amortization Event, the Administrative Agent shall designate as Collection Agent any Person other than ArvinMeritor, all duties and responsibilities theretofore delegated by ArvinMeritor to Borrower or any Originator may, at the discretion of any of the Agents, be terminated forthwith on notice given by the Administrative Agent to ArvinMeritor and to Borrower and the applicable Originator. Notwithstanding the foregoing: (i) ArvinMeritor shall be and remain primarily liable to the Agents and the Lenders for the full and prompt performance of all duties and responsibilities of the Collection Agent hereunder and (ii) the Agents and the Lenders shall be entitled to deal exclusively with ArvinMeritor in matters relating to the discharge by the Collection Agent of its duties and responsibilities hereunder.

(d)           Except as provided in the penultimate sentence of the preceding clause (c), the Agents and the Lenders shall not be required to give notice, demand or other communication to any Person other than ArvinMeritor in order for communication to the Collection Agent and its sub-Collection Agent or other delegate with respect thereto to be accomplished. ArvinMeritor, at all times that it is the Collection Agent, shall be responsible for providing any sub-Collection Agent or other delegate of the Collection Agent with any notice given to the Collection Agent under this Agreement.

(e)           Collection Agent may take such actions as are necessary to discharge its duties as Collection Agent in accordance with this Agreement, including the power to execute and deliver on behalf of Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of Collection Agent’s duties under this Agreement (including consents, waivers and discharges relating to the Receivables).

(f)           Collection Agent shall keep separate records covering the transactions contemplated by this Agreement, including the identity and collection status of each Receivable purchased by Borrower from any Originator and the Deemed Collections.

11.2.3	Collections.

(a)           On or prior to the Closing Date, Borrower and Collection Agent shall have established and shall maintain thereafter the following system of collecting and processing Collections of Receivables: The Obligors shall be instructed to make payments of Receivables only (i) by check, draft or money order mailed to a Lock-Box listed on Schedule 8.12 (such payments, upon receipt in such a Lock-Box, being referred to herein as “Mail Payments”), or (ii) by wire transfer, SWIFT, ACH or other electronic payment to a Lock-Box Account.

(b)           On or prior to the Closing Date, the Administrative Agent shall have received a Lock-Box Agreement with respect to each Lock-Box Account. Collection Agent’s right of access to any Lock-Box Account shall be revocable upon notice from the Administrative Agent, at the direction of any of the Co-Agents, following the occurrence and during the continuance of a Collection Agent Event of Default, an Event of Default or an Incipient Bankruptcy (it being understood that an Incipient Bankruptcy shall not, in and of itself, lead to the Commitment Termination Date). In addition, after the occurrence and during the continuance of any Collection Agent Event of Default or an Event of Default, Collection Agent agrees that it shall, upon the written request of all of the Agents, notify all Obligors under Receivables to make payment thereof to (i) one or more bank accounts and/or post-office boxes designated by the Administrative Agent and specified in such notice or (ii) any successor Collection Agent appointed hereunder. No Agent or Lender shall, inter alia, (x) take any action under Lock-Box Agreement or (y) deliver any notice to any Obligor, absent the existence of a Collection Agent Event of Default or an Event of Default.

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(c)           Collection Agent shall remove all Mail Payments, or cause all Mail Payments to be removed, from each Lock-Box by the close of business on each Business Day and deposited into a Lock-Box Account; provided, however, that for a period not to exceed two (2) Business Days after the Closing Date, Mail Payments remitted to not more than five (5) of the Lock-boxes at JPMorgan Chase Bank, N.A. may be deposited into a cash concentration account of ArvinMeritor. Collection Agent shall process all such Mail Payments, and all other payments received in any form, within three (3) Business Days of the date such payment is received by ArvinMeritor, by recording the amount of the payment received from the Obligor and the applicable account or invoice number.

(d)           All Collections received by any Originator or Collection Agent in respect of Receivables will, pending remittance to a Lock-Box Account, be held by such Originator or Collection Agent in trust for the exclusive benefit of the Administrative Agent, on behalf of the Secured Parties, and shall not be commingled with any other funds or property of any Originator or Collection Agent; provided that it shall not constitute commingling in violation of this Agreement or any Transaction Document if such funds or property not representing Collections are deposited to the same account to which Collections are deposited, so long as Collection Agent maintains adequate books and records to properly identify such respective funds, and such funds are so identified within two (2) Business Days after deposit in such account.

(e)           Borrower and Collection Agent hereby irrevocably waive any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.

(f)            In performing its duties and obligations hereunder, Collection Agent (i) shall not impair the rights of Borrower or the Administrative Agent, on behalf of the Secured Parties, in any Receivable, (ii) shall not amend the terms of any Receivable other than in accordance with the Credit and Collection Policy and this Agreement, (iii) shall not release any goods securing a Receivable from the lien created by such Receivable except as specifically provided for herein, and (iv) shall be entitled to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any goods securing such Receivable. In the event that Collection Agent shall breach any of its covenants set forth in clause (i), (ii) or (iii) of this Section 11.2.3(f), Collection Agent shall pay the Unpaid Balance of each Receivable affected thereby on the Distribution Date following the Calculation Period in which such event occurs. For the purposes of Section 11.7 hereof, Collection Agent shall not be deemed to have breached its obligations under this Section 11.2.3(f) unless it shall fail to make such payment with respect to any Receivable affected by Collection Agent’s noncompliance with clause (i), (ii) or (iii) of this Section 11.2.3(f) on such Distribution Date.

(g)           All payments or other amounts collected or received by Collection Agent in respect of a Receivable shall be applied to the Unpaid Balance of such Receivable.

11.2.4      Settlement. On each Distribution Date, Collection Agent shall distribute the Collections in accordance with Article IV hereof.

Section 11.3          Servicing Compensation. Collection Agent, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which shall be payable by Borrower on each Distribution Date from Collections in accordance with Section 4.2. Collection Agent shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any subCollection Agent) and shall not be entitled to reimbursement therefor except as specifically provided herein.

Section 11.4          Agreement Not to Resign. ArvinMeritor acknowledges that the Agents and the Lenders have relied on ArvinMeritor’s agreement to act as Collection Agent hereunder in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, ArvinMeritor agrees not to resign as Collection Agent voluntarily, except as required by law (as evidenced by the delivery of an outside opinion of counsel to the Agents, in form and substance satisfactory to the Agents), without the prior written consent of each of the Agents.

Section 11.5          Designation of Collection Agent. Borrower agrees not to designate any Person other than ArvinMeritor as Collection Agent without the prior written consent of each of the Agents.

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Section 11.6          Termination. The authorization of Collection Agent to act on behalf of Borrower under this Agreement and the other Transaction Documents shall terminate at the sole discretion of the Administrative Agent upon the replacement of Collection Agent by a successor Collection Agent selected by the Required Co-Agents following a Collection Agent Event of Default or another Amortization Event.

Section 11.7          Collection Agent Events of Default. Each of the following shall constitute a “Collection Agent Event of Default” under this Agreement:

11.7.1      Failure to Make Payments and Deposits. Collection Agent shall fail to make any payment or deposit required to be made by it hereunder on the date when due and, in each of the foregoing cases, such failure shall continue for two (2) Business Days.

11.7.2      Non-Compliance with Other Provisions. Collection Agent shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days.

11.7.3      Delegation. Collection Agent shall delegate any of its duties hereunder, except as expressly permitted under Section 11.2.2(c) and (d).

11.7.4     Breach of Representations and Warranties. Any representation, warranty, certification or statement made by Collection Agent in this Agreement, any other Transaction Document to which Collection Agent is a party or in any Borrowing Base Certificate, Monthly Report or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

11.7.5     Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to Collection Agent.

11.7.6      Judgments. A final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $35,000,000 in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against ArvinMeritor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and ArvinMeritor shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

11.7.7     Cross-Default to Material Debt. Failure of Collection Agent or any of its Subsidiaries to pay any Material Debt when due; or the default by Collection Agent or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Material Debt was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Debt to cause, such Material Debt to become due prior to its stated maturity; or any Material Debt of Collection Agent or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of the sale of an asset securing such Material Debt) prior to the stated maturity thereof.

At any time during the continuance of any Collection Agent Event of Default or an Amortization Event, the Administrative Agent may, in its sole discretion, (and shall, at the direction of any Co-Agent), notify Collection Agent in writing of the revocation of its appointment as Collection Agent hereunder. Upon revocation of Collection Agent’s appointment hereunder, the Co-Agents shall appoint a successor Collection Agent. Collection Agent agrees that upon receipt of written notification from the Administrative Agent of the revocation of Collection Agent’s appointment as Collection Agent hereunder, Collection Agent shall upon the written request of the Administrative Agent (which request may be contained in the notification of revocation) (i) notify all Obligors under the Receivables to make payment thereof to a bank account(s) or post office box designated by the Administrative Agent and specified in such notice, and (ii) pay to the Administrative Agent (or its designee) immediately all Collections then held or thereafter received by Collection Agent or the applicable Originator of Receivables, together with all other payment obligations of the Collection Agent hereunder owing to any of the Lenders or the

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Agents. Collection Agent shall, at its sole cost and expense, cooperate with and assist the successor Collection Agent (including, without limitation, providing access to, and transferring, all Receivable Files and all records (including data-processing records) relating thereto (which shall be held in trust for the benefit of the parties hereto in accordance with their respective interests) and, to the extent permissible, allowing the successor Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables) (it being understood and agreed that ArvinMeritor shall use its best efforts to obtain permission for such successor Collection Agent’s use of such software). ArvinMeritor irrevocably agrees to act (if requested to do so) as the data-processing agent for the successor Collection Agent (in substantially the same manner as ArvinMeritor conducted such data-processing functions while it acted as Collection Agent). All costs and expenses incurred by the Collection Agent, successor Collection Agent, Lenders, Agents or their respective counsel in connection with any transfer of servicing are for the account of ArvinMeritor and Borrower, jointly and severally.

ARTICLE XII.

AGENTS

Section 12.1	Authorization and Action.

(a)           Each of Group hereby appoints the Person identified on Annex A as its Co-Agent for purposes of the Transaction Documents and authorizes such Person in such capacity to take such action on its behalf under each Transaction Document and to exercise such powers hereunder and thereunder as are delegated to such Person, as a Co-Agent for such Group, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b)           Each of the Lenders and Co-Agents hereby appoints SunTrust Capital Markets, Inc. as its Administrative Agent for purposes of the Transaction Documents and authorizes SunTrust Capital Markets, Inc. in such capacity to take such action on its behalf under each Transaction Document and to exercise such powers hereunder and thereunder as are delegated to SunTrust Capital Markets, Inc., as Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(c)           Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Agent shall be read into any Transaction Document or otherwise exist against such Agent.

(d)           The provisions of this Article XII are solely for the benefit of the Agents and the Lenders, and neither of Borrower nor Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XII, except that this Article XII shall not affect any obligations which any of the Agents or Lenders may have to either of Borrower or Collection Agent under the other provisions of this Agreement.

(e)           In performing its functions and duties hereunder, (i) each Co-Agent shall act solely as the agent of the members of its Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either Borrower or Collection Agent or any of their respective successors and assigns, and (ii) the Administrative Agent shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either Borrower or Collection Agent or any of their respective successors and assigns.

Section 12.2          Delegation of Duties. Each of the Agents may execute any of its duties under the Transaction Documents to which it is a party by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3          Exculpatory Provisions. None of the Agents nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 12.2 under or in connection with this Agreement (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders or

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other Agents for any recitals, statements, representations or warranties made by Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either Borrower or Collection Agent to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VII, except receipt of items required to be delivered to such Agent. None of the Agents shall be under any obligation to any other Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Borrower, Collection Agent or Originators. This Section 12.3 is intended solely to govern the relationship between the Agents, on the one hand, and the Lenders and their respective Liquidity Banks, on the other.

Section 12.4	Reliance by Agents.

(a)           Each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of such of its Lenders and Liquidity Banks, as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by its constituent Liquidity Banks against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

(b)           Any action taken by any of the Agents in accordance with Section 12.4(a) shall be binding upon all of the Agents and the Lenders.

Section 12.5          Notice of Significant Events. None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Significant Event or Unmatured Significant Event unless such Agent has received notice from another Agent, a Lender or a Loan Party referring to this Agreement, stating that a Significant Event or Unmatured Significant Event has occurred hereunder and describing such Significant Event or Unmatured Significant Event. In the event that any of the Agents receives such a notice, it shall promptly give notice thereof to the Lenders and the other Agents. The Administrative Agent shall take such action with respect to such Significant Event or Unmatured Significant Event as shall be directed by any of the Co-Agents provided that the Administrative Agent is indemnified to its satisfaction by such Co-Agent and its Constituent Liquidity Banks against any and all liability, cost and expense which may be incurred by it by reason of taking any such action.

Section 12.6          Non-Reliance on Other Agents and Lenders. Each of the Lenders expressly acknowledges that none of the Agents, nor any of the Agents’ respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any of the Agents hereafter taken, including, without limitation, any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by such Agent. Each of the Lenders also represents and warrants to the Agents and the other Lenders that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement. Each of the Lenders also represents that it will, independently and without reliance upon the Agents or any other Liquidity Bank or Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Loan Parties. The Agents, the Lenders and their respective Affiliates, shall have no duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that each of the Agents shall promptly distribute to the other

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Agents and the Lenders, copies of financial and other information expressly provided to it by either Borrower or Collection Agent pursuant to this Agreement.

Section 12.7          Indemnification of Agents. Each Liquidity Bank agrees to indemnify (a) its applicable Co-Agent, (b) the Administrative Agent, and (c) the officers, directors, employees, representatives and agents of each of the foregoing (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably in accordance with their respective Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Co-Agent, the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Co-Agent or the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Co-Agent, the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of such Co-Agent, the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

Section 12.8          Agents in their Individual Capacities. Each of the Agents in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties and their Affiliates as though such Agent were not an Agent hereunder. With respect to its Loans, if any, pursuant to this Agreement, each of the Agents shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each of the Agents in their individual capacities.

Section 12.9          Conflict Waivers. Each Co-Agent and/or one of its Affiliates acts or may in the future act: (i) as administrator for its Conduit Lender, (ii) as issuing and paying agent for such Conduit Lender’s Commercial Paper Notes, (iii) to provide credit or liquidity enhancement for the timely payment for its Conduit Lender’s Commercial Paper Notes and (iv) to provide other services from time to time for its Conduit Lender (collectively, the “Sponsor Roles”). Without limiting the generality of Sections 12.1 and 12.8, each of the other Co-Agents and the Lenders hereby acknowledges and consents to any and all Sponsor Roles and agrees that in connection with any Sponsor Role, each Co-Agent and its affiliates may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, the giving of notice to such Conduit Lender’s Liquidity Banks of a mandatory purchase or funding pursuant to the applicable Liquidity Agreement, and hereby acknowledges that no Co-Agent or its affiliates has any fiduciary duties hereunder to any Lender (other than the Conduit Lender in its own Group) arising out of any Sponsor Roles.

Section 12.10        UCC Filings. Each of the Secured Parties hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Secured Parties and that such listing will not affect in any way the status of the Secured Parties as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XII.

ARTICLE XIII.

ASSIGNMENTS

Section 13.1	Restrictions on Assignments.

(a)           Neither Borrower nor ArvinMeritor may assign its rights or obligations under the Transaction Documents to which it is a party or any interest therein without the prior written consent of each of the Agents, except to the Administrative Agent for the benefit of the Secured Parties.

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(b)           Subject to the provisions of Sections 6.1 and 13.4, nothing herein shall be deemed to preclude any Lender from pledging or assigning all or any portion of its Loans to any Liquidity Bank or other Support Provider (or any successor of any thereof by merger, consolidation or otherwise) or any Affiliate of the foregoing (which may then assign all or any portion thereof so assigned or any interest therein to such party or parties as it may choose); provided, however, that so long as no Significant Event exists and is continuing, no Liquidity Bank will assign all or any portion of its Loans or Commitment to any Person without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Each Co-Agent shall promptly provide notice of any assignment by any member of its Group to each applicable Rating Agency and Borrower. Subject to Section 13.2, all of the aforementioned assignments shall be upon such terms and conditions as the applicable Lender and its assignee may mutually agree.

Section 13.2          Documentation. Each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender, assigning any such Loan to the assignee, and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to such Loan, and to enable the assignee to exercise or enforce any rights hereunder or under the applicable Lender Note evidencing such Loan.

Section 13.3          Rights of Assignees. Subject to the provisions of Section 13.4, upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from a Lender pursuant to this Article XIII, the respective assignee receiving such assignment shall assume the Commitment (if any) and all other obligations of the assignor Lender hereunder, and shall have all of the rights of a Lender hereunder to the extent of such assignment with respect to such Loans and all references to a Lender in Section 6.1 shall be deemed to apply to such assignee to the extent of such assignment.

Section 13.4          Transfer and Maintenance of Register. Each Co-Agent shall maintain a register (each, a “Register”) on which it will record the Loans made to Borrower by the member of its Group hereunder and each repayment in respect of the principal amount of such Loans. Each Co-Agent shall, upon receipt of instruments evidencing the transfer of the rights to the principal of, and interest on, any Loan made by a member of its Group pursuant to this Agreement, record such transfer in the Register and such transfer shall be effective upon recordation. Failure to make any such recordation, or any error in such recordation shall not affect the respective Borrower’s obligations in respect of such Loans. If any Lender sells participations in any Loan, it shall maintain (or cause its co-Agent to maintain) a Register with respect to such participations and shall permit the transfer of such participations only if and when the transfer is recorded in the Register. Each Co-Agent will permit Borrower to review such Register as reasonably needed for Borrowers to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

ARTICLE XIV.

INDEMNIFICATION

Section 14.1          General Indemnity of Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, Borrower hereby agrees to indemnify Collection Agent and each of the Agents, Lenders, Support Providers and each of their respective Affiliates, successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, on an after-tax basis, from and against any and all damages, losses, claims, liabilities and reasonable related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby, any commingling of funds (whether or not permitted hereunder), or the use of proceeds therefrom by Borrower, including (without limitation) in respect of the funding of any Loan or in respect of any Receivable; excluding, however, (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or any member of its Group, and (b) Excluded Taxes.

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Section 14.2    Indemnity of Collection Agent. Without limiting any other rights which any such Person may have hereunder or under applicable law, Collection Agent, hereby agrees to indemnify each Indemnified Party forthwith on demand, on an after-tax basis, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising from, or related to, the gross negligence or willful misconduct of Collection Agent, the inaccuracy of any representation or warranty of Collection Agent, or the failure of Collection Agent to perform its obligations under any Transaction Document; excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party, (b) Indemnified Amounts to the extent they solely due to non-payment by any Obligor on account of the insolvency, bankruptcy, lack of creditworthiness, or financial inability to pay, and (c) Excluded Taxes. Anything contained in this Section 14.2 to the contrary notwithstanding:           (1) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables, and (2) nothing in this Section 14.2 shall require the Collection Agent to indemnify any Indemnified Party for, and “Indemnified Amounts” shall not include the amount of any Receivables which are not collected, not paid or are otherwise uncollected on account of the insolvency, bankruptcy, lack of creditworthiness or financial inability to pay of the applicable Obligor.

ARTICLE XV.

MISCELLANEOUS

Section 15.1          No Waiver; Remedies. No failure on the part of any of the Agents, Lenders, Indemnified Parties or Affected Parties to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of the Committed Lenders and Support Providers is hereby authorized by Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply to the Obligations any and all deposits (general or special, time or demand, provisional or final) of Borrower at any time held and other indebtedness at any time owing by such Committed Lender or Support Provider to or for the credit or the account of Borrower.

Section 15.2	Amendments, Etc.

(a)           No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 15.2. Each of the Co-Agents shall be responsible for determining what consents, if any, it must obtain from the members of its Group before entering into any amendment, supplement, modification or waiver of the Transaction Documents.

(b)           Neither this Agreement nor any other Transaction Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Collection Agent and the Required Co-Agents or by the Borrower, the Collection Agent and the Administrative Agent with the consent of the Required Co-Agents; provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Lender, (A) extend the Stated Commitment Termination Date, the Liquidity Termination Date or the date of any payment or deposit of Collections by the Borrower or the Collection Agent, (B) reduce the rate or extend the time of payment of interest (or any component thereof), (C) reduce any fee payable to any Agent for the benefit of such Lender, (D) except pursuant to Article XII hereof, change the principal amount of any Lender’s loan, a Committed Lender’s Lender Percentage or a Committed Lender’s Commitment, (E) amend, modify or waive any provision of the definition of Required Co-Agents or this Section 15.2, (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Yield Reserve,” “Loss Reserve,” “Aggregate Reserve Percentage” or “Delinquency Ratio,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner which would circumvent the intention of the restrictions set forth in such clauses; or

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(ii) without the written consent of the applicable Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, without the consent of the Borrower or the Collection Agent, the Agents may enter into amendments to modify any of the terms or provisions of Article XII, except Section 12.10. Any modification or waiver made in accordance with this Section 15.2(b) shall apply to each of the Lenders equally and shall be binding upon the Borrower, the Collection Agent, the Lenders and the Agents.

Section 15.3          Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 15.3 hereto or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile or e-mail, when sent, receipt confirmed by telephone or electronic means, except that Borrowing Requests shall be effective when delivered in writing in accordance with Section 2.2.

Section 15.4          Costs, Expenses and Taxes. In addition to its obligations under Section 14.1, Borrower agrees to pay on demand:

(a)           except to the extent limited by Section 9.1.11 and the Fee Letters, all reasonable costs and expenses incurred by Agents, the Lenders, the Liquidity Banks, the Support Providers and Collection Agent in connection with (i) the preparation, execution, delivery, administration and enforcement of, or any breach of, the Transaction Documents, the Liquidity Agreements and, to the extent directly related to this Agreement, the other Program Documents (including any amendments or modifications of or supplements to the Program Documents directly related to this Agreement), including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection therewith, (ii) the perfection of the Administrative Agent’s security interest in the Collateral, (iii) the maintenance of the Lock-Boxes and the Lock-Box Accounts, (iv) the audit of the books, records and procedures of Originators, Collection Agent and Borrower by any Agent’s auditors (which may be employees of such Agent), and (v) Rating Agency fees related to the transactions contemplated by this Agreement; and

(b)           all stamp and other transactional or filing taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Lender Note, the other Transaction Documents, or (to the extent directly related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 15.5          Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Agents and their respective successors and assigns, and the provisions of Article VI and Article XIV shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by Borrower or Collection Agent pursuant to Article VIII and the indemnification and payment provisions of Article XIV and Article VI, Sections 15.4, 15.11 and 15.12 shall be continuing and shall survive any termination of this Agreement and any termination of ArvinMeritor’s rights to act as Collection Agent hereunder or under any other Transaction Document.

Section 15.6          Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or

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Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 15.7          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.8          Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION GOVERN THE PERFECTION, OR THE EFFECT OF PERFECTION OR NONPERFECTION, OF THE SECURITY INTERESTS OF THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES.

Section 15.9          Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 15.10	Submission to Jurisdiction; Waiver of Trial by Jury.

(a)           Each of Borrower and Collection Agent hereby submits to the nonexclusive jurisdiction of any United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of Borrower and Collection Agent hereby irrevocably waives, to the fullest extent possible, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 15.10 shall affect the right of any of the Agents or Lenders to bring any action or proceeding against Borrower or Collection Agent or their respective properties in the courts of other jurisdictions.

(b)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 15.11        No Recourse Against Conduit Lenders. The obligations (if any) of the Conduit Lenders under this Agreement are solely the corporate obligations of such Conduit Lender. No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any stockholder, employee, officer, director, manager, administrator, partner or incorporator of any Conduit Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

Section 15.12        No Proceedings. Each of the parties hereto hereby agree that it will not institute against any Conduit Lender, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall be outstanding. The provisions of this Section 15.12 shall survive the termination hereof.

Section 15.13        Confidentiality. Each of the Agents and Lenders will, and will cause its affiliates, directors, officers, employees and representatives to, keep confidential, and not publish, disclose or otherwise divulge and use only in connection with this Agreement any non-public information furnished to it by ArvinMeritor, any Subsidiary or any of their respective agents in respect of this Agreement that ArvinMeritor (or such other Person) identifies as being confidential at the time it furnishes the same, directly or indirectly (collectively, the “Information”), provided that nothing herein shall limit the

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disclosure of the Information (i) after the Information shall have been made public (other than through a violation of this Section 15.13), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for any of the Lenders or Agents in connection with the transactions contemplated hereby or as required for the administration of any Conduit Lender, (iv) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or Agent), or to auditors or accountants of the Agents and the Lenders, (v) to any other Agent or Lender, its Support Providers or Rating Agencies in connection with the transactions contemplated hereby, (vi) in connection with any litigation to which any one or more of the Lenders or Agent is a party in connection with the transactions contemplated hereby, or in connection with the enforcement of rights or remedies hereunder, or (vii) to a Subsidiary or Affiliate of such Lender; provided, further, that (x) unless specifically prohibited by applicable law or court order, each Lender and Agent shall, prior to disclosure thereof, notify ArvinMeritor of any request for disclosure of the Information (A) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or such Agent by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall any Lender or Agent be obligated or required to return the Information furnished by ArvinMeritor.

.

Section 15.14        Entire Agreement. This Agreement and the other Transaction Documents executed and delivered herewith represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 15.15        Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall, or shall be obligated to, pay any amount pursuant to this Agreement unless (a) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper Notes and advances under its Support Agreements when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Program Documents), under all of the liquidity facilities for such Conduit Lender’s commercial paper program, to pay the “Face Amount” (as defined below) of all its outstanding Commercial Paper Notes and advances under its Support Agreements when due or (ii) all of its Commercial Paper Notes and advances under its Support Agreements are paid in full. Any amount which a Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or an obligation of such Conduit Lender for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section 15.15 shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section 15.15, the term “Face Amount” means, with respect to outstanding Commercial Paper Notes or advances under Support Agreements, (x) the face amount of any such Commercial Paper Notes issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper Notes issued on an interest-bearing basis or any such advances under a Support Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ArvinMeritor Receivables Corporation, AS BORROWER

By:	/s/ Brian P. Casey
Name:	Brian P. Casey
Title:	President and Treasurer

ARVINMERITOR, INC., as initial Collection Agent

By: /s/ Brian P. Casey

Name: Brian P. Casey

Title:	Vice President and Treasurer

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THREE PILLARS FUNDING LLC, AS A CONDUIT LENDER

By: /s/ Doris J. Hearn

Name: Doris J. Hearn

Title: Vice President

SUNTRUST BANK, as a Committed Lender

By: /s/ Heidi M. Khambatta

Name: Heidi M. Khambatta

Title: Director

Commitment:	$250,000,000

SUNTRUST CAPITAL MARKETS, INC., as Three Pillars Agent and as Administrative Agent

By: /s/ R. Todd Shutley

Name: R. Todd Shutley

Title:	Managing Director

ANNEX A

LENDERS AND CO-AGENTS

THREE PILLARS GROUP
	Name	Commitment	Address for Notices
Conduit Lender	Three Pillars Funding LLC	n/a	c/o the Three Pillars Agent at the address below
Committed Lender(s)	SunTrust Bank	$250,000,000	SunTrust Bank CIB US Diversified 303 Peachtree St. 10th Floor, MC 1928 Atlanta GA 30308 Attn: Andrew S. Lee Portfolio Manager Phone: 404/230-5223 Fax: 404/658-4905 Email: andrew.lee@suntrust.com
Co-Agent	SunTrust Capital Markets, Inc. (the “Three Pillars Agent:”)	n/a	SunTrust Capital Markets, Inc. 26th Floor, MC3950 303 Peachtree Street Atlanta, GA 30308 Attn: Mary Hinsberg Telephone: 404/658-4568 Facsimile: 404/813-5000 E-Mail: TPFC.AssetManagement@SunTrust.com

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